AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

FIRST GUARANTY BANCSHARES, INC.

AND

PREMIER BANCSHARES, INC.

JANUARY 30, 2017

TABLE OF CONTENTS
ARTICLE I CERTAIN DEFINITIONS
1.1. Certain Definitions.
ARTICLE II THE MERGER
2.1. Merger.
2.2. Closing; Effective Time.
2.3. Articles of Incorporation and Bylaws.
2.4. Directors and Officers of Surviving Company.
2.5. Tax Consequences.
2.6. Possible Alternative Structures.
2.7. Additional Actions.
2.8. Subsidiary Merger
2.9. Bank Merger.
ARTICLE III CONVERSION OF SHARES
3.1. Conversion of Premier Common Stock; Merger Consideration.
3.2. Procedures for Exchange of Premier Common Stock.
3.3. Reservation of Shares.
3.4. Treatment of Premier Stock Options.
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PREMIER
4.1. Organization.
4.2. Capitalization.
4.3. Authority; No Violation.
4.4. Consents.
4.5. Financial Statements; Reports.
4.6. Taxes.
4.7. No Material Adverse Effect.
4.8. Material Contracts; Leases; Defaults.
4.9. Ownership of Property; Insurance Coverage.
4.10. Legal Proceedings.
4.11. Compliance With Applicable Law.
4.12. Employee Benefit Plans.
4.13. Brokers, Finders and Financial Advisors.
4.14. Environmental Matters.
4.15. Loan Portfolio and Investment Securities.
4.16. Other Documents.
4.17. Related Party Transactions.
4.18. Deposits.
4.19. Antitakeover Provisions Inapplicable; Required Vote.
4.20. Registration Obligations.
4.21. Risk Management Instruments.
4.22. Opinion of Financial Advisor.
4.23. Intellectual Property and Information Technology.
4.24. Trust Accounts.
4.25. Labor Matters.
4.26. Premier Information Supplied
ARTICLE V REPRESENTATIONS AND WARRANTIES OF FIRST GUARANTY
5.1. Organization.
5.2. Capitalization.
5.3. Authority; No Violation.
5.4. Consents.
5.5. Financial Statements; Reports.
5.6. Taxes.
5.7. No Material Adverse Effect.
5.8. Ownership of Property; Insurance Coverage.
5.9. Legal Proceedings.
5.10. Compliance With Applicable Law.
5.11. Loan Portfolio.
5.12. Brokers, Finders and Financial Advisors.
5.13. First Guaranty Common Stock.
5.14. First Guaranty Information Supplied
ARTICLE VI COVENANTS OF PREMIER
6.1. Conduct of Business.
6.2. Current Information.
6.3. Access to Properties and Records.
6.4. Financial and Other Statements.
6.5. Maintenance of Insurance.
6.6. Disclosure Supplements.
6.7. Consents and Approvals of Third Parties.
6.8. All Reasonable Efforts.
6.9. Failure to Fulfill Conditions.
6.10. No Solicitation.
6.11. Board of Directors and Committee Meetings.
6.12. Certain Premier Employee Benefit Plans.
ARTICLE VII COVENANTS OF FIRST GUARANTY
7.1. Conduct of Business.
7.2. Disclosure Supplements.
7.3. Consents and Approvals of Third Parties.
7.4. All Reasonable Efforts.
7.5. Failure to Fulfill Conditions.
7.6. Employee Benefits.
7.7. Directors and Officers Indemnification and Insurance; Cyber Security Insurance.
7.8. Stock Listing.
7.9. Stock and Cash Reserve.
ARTICLE VIII REGULATORY AND OTHER MATTERS
8.1. Meeting of Premier Stockholders; Proxy Statement-Prospectus; Merger Registration Statement.
8.2. Regulatory Approvals.
ARTICLE IX CLOSING CONDITIONS
9.1. Conditions to Each Party's Obligations under this Agreement.
9.2. Conditions to the Obligations of First Guaranty under this Agreement.
9.3. Conditions to the Obligations of Premier under this Agreement.
ARTICLE X THE CLOSING
10.1. Time and Place.
10.2. Deliveries at the Pre-Closing and the Closing.
ARTICLE XI TERMINATION, AMENDMENT AND WAIVER
11.1. Termination.
11.2. Effect of Termination.
11.3. Amendment, Extension and Waiver.
ARTICLE XII MISCELLANEOUS
12.1. Confidentiality.
12.2. Public Announcements.
12.3. Survival.
12.4. Notices.
12.5. Parties in Interest.
12.6. Complete Agreement.
12.7. Counterparts.
12.8. Severability.
12.9. Governing Law.
12.10. Interpretation.
12.11. Specific Performance.
12.12. Waiver of Jury Trial.

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of January 30, 2017, is by and between First Guaranty Bancshares, Inc., a Louisiana corporation ("First Guaranty") and Premier Bancshares, Inc., a Texas corporation ("Premier").  Each of First Guaranty and Premier is sometimes individually referred to herein as a "party," and First Guaranty and Premier are collectively sometimes referred to as the "parties."
WHEREAS, First Guaranty owns all of the issued and outstanding capital stock of First Guaranty Bank, a Louisiana-chartered commercial bank with its main office located at 400 East Thomas Street, Hammond, Louisiana 70401; and
WHEREAS, Premier owns all of the issued and outstanding common stock of Premier Delaware Bancshares, Inc., a Delaware corporation ("Premier Delaware"), which owns all of the capital stock of Synergy Bank, S.S.B. ("Synergy Bank"), a Texas chartered savings bank with its main office located at 8951 Synergy Drive, Suite 100, McKinney, Texas 75070; and
WHEREAS, the Board of Directors of each of First Guaranty and Premier (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and stockholders, (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) has approved this Agreement at meetings of each of such Boards of Directors; and
WHEREAS, in accordance with the terms of this Agreement, (i) Premier will merge with and into First Guaranty with First Guaranty as the surviving corporation (the "Merger"); (ii) following the Merger, Premier Delaware will merge with and into First Guaranty with First Guaranty as the surviving corporation (the "Subsidiary Merger"); and (iii) following the Subsidiary Merger, Synergy Bank will merge with and into First Guaranty Bank with First Guaranty Bank as the surviving institution (the "Bank Merger"); and
WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and
WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
1.1.	Certain Definitions.
As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).
"ACA" shall have the meaning set forth in Section 4.12.1.
"Acquisition Proposal" shall have the meaning set forth in Section 6.10.1.
"Acquisition Transaction" shall have the meaning set forth in Section 6.10.1.
"Affiliate" means any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.
"Agreement" means this Agreement and Plan of Merger, and any amendment hereto.
"ASC" means Accounting Standards Codification.
"ASTM" shall have the meaning set forth in Section 6.3.2.
"AU" means Accounting Unit.
"Average Closing Price" means the average of the closing prices of First Guaranty Common Stock as reported on the NASDAQ Global Market for the 20 consecutive Trading Days ending on the fifth Business Day immediately before the Closing.
"Bank Merger" means the merger of Synergy Bank with and into First Guaranty Bank with First Guaranty Bank as the surviving entity.  The Bank Merger shall follow the Subsidiary Merger.
"Bank Merger Act" means the Bank Merger Act, within the Federal Deposit Insurance Act and applicable regulations thereunder.
"Bank Merger Agreement" shall mean the Agreement and Plan of Merger by and between Synergy Bank and First Guaranty Bank.
"Bank Merger Effective Time" means the time that the Articles of Merger evidencing shareholder approval of the Bank Merger is filed with the Louisiana Office of Financial Institutions or such other time as set forth in the Articles of Merger or as determined in accordance with applicable law.
"Bank Regulator" shall mean any Federal or state banking regulator having jurisdiction over the Parties, including but not limited to the FDIC, the OFI, the Texas Department and the FRB.
"Baxter" shall have the meaning set forth in Section 4.13.
"Benefits Schedule" shall have the meaning set forth in Section 4.12.14.
"BHCA" means the Bank Holding Company Act of 1956, as amended.
"BOLI" shall have the meaning set forth in Section 4.12.15.
"Burdensome Condition" shall have the meaning set forth in Section 8.2.
"Business Day(s)" means any day or days other than (i) Saturday, (ii) Sunday or (iii) a day on which First Guaranty Bank or Synergy Bank is authorized or obligated by applicable law or executive order to close.
"Certificate" shall mean a certificate or book entry evidencing shares of Premier Common Stock.
"Claim" shall have the meaning set forth in Section 7.7.3.
"Closing" shall have the meaning set forth in Section 2.2.
"Closing Date" shall have the meaning set forth in Section 2.2.
"COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
"Code" shall mean the Internal Revenue Code of 1986, as amended.
"Confidentiality Agreement" shall mean the confidentiality agreements referred to in Section 12.1 of this Agreement.
"Continuing Employees" shall have the meaning set forth in Section 7.6.1.
"Control" and the correlative terms "Controlling" and "Controlled" means with respect to any specified person, the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of at least 10% of voting securities, by contract or otherwise.
"Costs" shall have the meaning set forth in Section 7.7.3.
"Dissenting Shares" means any share of Premier Common Stock held by a holder who properly demands and perfects dissenters' rights with respect to such shares in accordance with applicable provisions of the TBOC.
"Dodd-Frank Act" shall have the meaning set forth in Section 4.5.6.
"Effective Time" shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.
"Environmental Laws" means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern.  The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.
"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.
"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.
"Exchange Agent" shall mean Clear Trust LLC, or such other bank or trust company or other agent designated by First Guaranty, and reasonably acceptable to Premier, which shall act as agent for First Guaranty in connection with the exchange procedures for exchanging Certificates for the Merger Consideration.
"Exchange Fund" shall have the meaning set forth in Section 3.2.1.
"Exchange Ratio" shall mean that number of shares of First Guaranty Common Stock rounded to the nearest one thousandth (1/1,000) as shall be obtained by dividing (i) the Gross Consideration divided by the total number of Premier Common Stock outstanding as of the Business Day immediately prior to the Closing, multiplied by 50%, by (ii) the Average Closing Price.
"FDIC" shall mean the Federal Deposit Insurance Corporation or any successor thereto.
"FHLB" shall mean a Federal Home Loan Bank.
"First Guaranty" shall mean First Guaranty Bancshares, Inc., a Louisiana corporation, with its principal executive offices located at 400 East Thomas Street, Hammond, Louisiana 70401.
"First Guaranty Bank" shall mean First Guaranty Bank, a Louisiana chartered commercial bank, with its principal offices located at 400 East Thomas Street, Hammond, Louisiana 70401.
"First Guaranty Bank Common Stock" shall have the meaning set forth in Section 5.2.2.
"First Guaranty Common Stock" shall mean the common stock, par value $1.00 per share, of First Guaranty.
 "First Guaranty Disclosure Schedule" shall mean the collective written disclosure schedules delivered by First Guaranty to Premier pursuant to this Agreement.
 "First Guaranty ESOP" shall mean the First Guaranty Bank Employee Stock Ownership Plan.
"First Guaranty Financial Statements" shall mean the (i) the audited consolidated balance sheets (including related notes and schedules) of First Guaranty as of December 31, 2015 and 2014 and the consolidated statements of income, changes in shareholders' equity and cash flows (including related notes and schedules, if any) of First Guaranty for each of the three years ended December 31, 2015, 2014 and 2013, as set forth in First Guaranty's annual report for the year ended December 31, 2015, and (ii) the unaudited interim consolidated financial statements of First Guaranty as of the end of each calendar quarter following December 31, 2015, and for the periods then ended, as filed by First Guaranty in its Securities Documents.
"First Guaranty Fee" shall have the meaning set forth in Section 11.2.2(C).
"First Guaranty Preferred Stock" shall have the meaning set forth in Section 5.2.1.
"First Guaranty Regulatory Reports" means the Call Reports of First Guaranty Bank and accompanying schedules as filed with the Federal Financial Institutions Examination Council, for each calendar quarter beginning with the quarter ended March 31, 2016, through the Closing Date, and Form FR Y-9C and other required reporting forms required by the FRB for each calendar quarter beginning with the quarter ended March 31, 2016 through the Closing Date.
"First Guaranty Reports" shall have the meaning set forth in Section 5.5.5.
"First Guaranty Subsidiary" means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by First Guaranty.
"FRB" shall mean the Board of Governors of the Federal Reserve System or any successor thereto.
"Gross Consideration" shall mean (i) the Premier Book Value as of December 31, 2016 as reflected on the audited financial statements of Premier for the year ended December 31, 2016 plus (ii) $1.4 million.
"GAAP" shall mean accounting principles generally accepted in the United States of America.
"Governmental Entity" shall mean any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.
"HIPAA" shall mean the Health Insurance Portability and Accountability Act.
"Indemnified Parties" shall have the meaning set forth in Section 7.7.3.
"IRS" shall mean the United States Internal Revenue Service.
"Knowledge" of Premier means the actual Knowledge of any of the officers or directors of Premier listed on Premier Disclosure Schedule 1.1 and "Knowledge" of First Guaranty means the actual Knowledge of any of the officers or directors of First Guaranty listed on First Guaranty Disclosure Schedule 1.1.  Use in this Agreement of the words "know," "knows," or "known" shall in each case mean having "Knowledge."
"LA Banking Law" means the Louisiana Banking Law, as amended.
"LBCA" means the Louisiana Business Corporation Act, as amended.
"Material Adverse Effect" shall mean, with respect to First Guaranty or Premier, respectively, any event, circumstance, change, occurrence or effect that (i) is material and adverse to the financial condition, results of operations or business of First Guaranty and its Subsidiaries taken as a whole, or Premier and its Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of either First Guaranty, on the one hand, or Premier, on the other hand, to perform its obligations under this Agreement or otherwise materially impedes the consummation of the transactions contemplated by this Agreement; provided, however, that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks or their holding companies generally, or interpretations thereof by courts or governmental agencies that do not have a materially disproportionate impact on such party, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party hereto (or any of the Premier Subsidiaries or First Guaranty Subsidiaries, as applicable) taken with the prior written consent of the other party, (d) the announcement of this Agreement and the transactions contemplated thereby, and compliance with this Agreement, on the business, customer relations, financial condition or results of operations of the parties and their respective Subsidiaries, including expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement, or (e) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects either or both of the parties or any of their Subsidiaries, taken as a whole.
"Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.
"Maximum Amount" shall have the meaning set forth in Section 7.7.1.
"Maximum Cyber Amount" shall have the meaning set forth in Section 7.7.2.
"Merger" shall mean the merger of Premier with and into First Guaranty, with First Guaranty as the surviving entity pursuant to the terms hereof.
"Merger Consideration" shall have the meaning set forth in Section 3.1.2.
"Merger Registration Statement" shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of First Guaranty Common Stock to be offered to holders of Premier Common Stock in connection with the Merger.
"Nasdaq" means the Nasdaq Stock Market.
"Notice of Superior Proposal" shall have the meaning set forth in Section 6.10.5.
"OFI" shall mean the Louisiana Office of Financial Institutions.
"Option Consideration" shall have the meaning set forth in Section 3.4.
"Other Real Estate Owned" and "OREO" mean real estate or loans secured by real estate that are classified or would be classified, under bank regulatory accounting principles, as: "loans to facilitate"; "other real estate owned"; "in-substance foreclosure"; "in-substance repossession"; "foreclosed real estate"; or "real estate acquired for debts previously contracted."
"Participation Facility" means any facility in which Premier or its Subsidiaries participates in the management of such facility, whether as lender in control of the facility, owner or operator.
"Per Share Cash Consideration" shall mean the Gross Consideration divided by the total number of Premier Common Stock outstanding as of the Business Day immediately prior to the Closing, multiplied by 50%.
"Per Share Stock Consideration" shall have the meaning set forth in Section 3.1.2.
"Person" shall mean any individual, corporation, partnership, joint venture, association, trust or "group" (as that term is defined under the Exchange Act).
"Phase I" shall have the meaning set forth in Section 6.3.2.
"Phase II" shall have the meaning set forth in Section 6.3.2.
"Pre-Closing" shall have the meaning set forth in Section 10.1.
"Premier" shall mean Premier Bancshares, Inc., a Texas corporation, with its principal executive offices located at 8951 Synergy Drive, Suite 100, McKinney, Texas 75070.
"Premier Book Value" shall mean Premier's stockholders' equity as determined in accordance with GAAP as of December 31, 2016.
 "Premier Common Stock" shall mean the common shares, par value $1.00 per share, of Premier.
"Premier Compensation and Benefits Plans" shall have the meaning set forth in Section 4.12.1 hereof.
"Premier Delaware" shall mean Premier Delaware Bancshares, Inc., a Delaware corporation, with its principal executive offices located at 8951 Synergy Drive, Suite 100, McKinney, Texas 75070.
"Premier Disclosure Schedule" shall mean the collective written disclosure schedules delivered by Premier to First Guaranty pursuant to this Agreement.
"Premier ERISA Affiliate" shall have the meaning set forth in Section 4.12.3.
"Premier ERISA Affiliate Plan" shall have the meaning set forth in Section 4.12.3.
"Premier Financial Statements" shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of Premier as of December 31, 2015 and 2014 and the consolidated statements of income, comprehensive income, shareholders' equity and cash flows (including related notes and schedules, if any) of Premier for each of the three years ended December 31, 2015, 2014 and 2013, and (ii) the unaudited interim consolidated financial statements of Premier as of the end of each calendar quarter following December 31, 2015 and for the periods then ended.
"Premier 401(k) Plan" shall mean The Synergy Bank Employees' 401(k) Plan.
"Premier IT Systems" shall have the meaning set forth in Section 4.23.2.
"Premier Preferred Stock" shall mean the preferred shares, no par value, of Premier.
"Premier PTO Policy" shall have the meaning set forth in Section 6.12.2.
"Premier Recommendation" shall have the meaning set forth in Section 8.1.1.
"Premier Regulatory Reports" means the Call Reports of Synergy Bank and accompanying schedules, as filed with the Federal Financial Institutions Examination Council, for each calendar quarter beginning with the quarter ended March 31, 2016, through the Closing Date, and Form FR Y-9C and other required reporting forms required by the FRB for each calendar quarter beginning with the quarter ended March 31, 2016 through the Closing Date.
"Premier Representatives" shall have the meaning set forth in Section 6.10.1.
"Premier Stock Options" shall have the meaning set forth in Section 3.5.
"Premier Stock Option Plan" means the Premier Bancshares, Inc. 2010 Stock Option Plan.
"Premier Stockholder Approval" shall have the meaning set forth in Section 4.3.1.
"Premier Stockholders Meeting" shall have the meaning set forth in Section 8.1.1.
"Premier Subsequent Determination" shall have the meaning set forth in Section 6.10.5.
"Premier Subsidiary" means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Premier.
"Premier Termination Fee" shall have the meaning set forth in Section 11.2.2(F).
"Proxy Statement-Prospectus" shall have the meaning set forth in Section 8.1.2.
"Regulatory Agreement" shall have the meaning set forth in Sections 4.12.3 and 5.11.3.
"Regulatory Approvals" means the approval of any Bank Regulator and any other Governmental Entity that is necessary in connection with the consummation of the Merger, and the related transactions contemplated by this Agreement.
"Rights" shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.
"Sarbanes-Oxley Act" shall have the meaning set forth in Section 4.5.6.
"SBA" shall mean the United States Small Business Administration or any successor thereto.
"SEC" shall mean the Securities and Exchange Commission or any successor thereto.
"Securities Act" shall mean the Securities Act of 1933, as amended.
"Securities Documents" shall mean all reports, offering circulars, prospectus, proxy statements, registration statements and all similar documents filed pursuant to the Securities Laws.
"Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.
"Subsidiary" means, with respect to any Person, any other Person of which at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect more than 50% of the board of directors or other persons performing similar functions, are owned or controlled, directly or indirectly, by such Person and/or by one or more of its Subsidiaries.
"Subsidiary Merger" means the merger of Premier Delaware with and into First Guaranty with First Guaranty as the surviving entity.  The Subsidiary Merger shall follow the Merger.
"Subsidiary Merger Agreement" shall mean the Agreement and Plan of Merger by and between Premier Delaware and First Guaranty.
"Subsidiary Merger Effective Time" means the time that the Articles of Merger and the Certificate of Merger evidencing shareholder approval of the Subsidiary Merger is filed with the Louisiana Secretary of State and Delaware Secretary of State, respectively, or such other time as set forth in the Articles of Merger and Certificate of Merger or as determined in accordance with applicable law.
"Superior Proposal" shall have the meaning set forth in Section 6.10.2.
"Surviving Company" shall have the meaning set forth in Section 2.1 hereof.
"Synergy Bank" shall mean Synergy Bank, SSB, a Texas chartered savings bank, with its principal offices located at 8951 Synergy Drive, Suite 100, McKinney, Texas 75070.
"Synergy Bank Common Stock" shall have the meaning set forth in Section 4.2.2.
"Termination Date" shall mean September 30, 2017, unless extended by the mutual agreement of the parties.
"TBOC" means the Texas Business Organizations Code.
"Texas Department" means the Texas Department of Banking.
"Trading Days" means the days on which the NASDAQ Stock Market LLC is open for trading.
"Treasury Stock" shall have the meaning set forth in Section 3.1.2.
"Willful Breach" shall have the meaning set forth in Section 11.2.2.
Other terms used herein are defined in the preamble and elsewhere in this Agreement.
ARTICLE II
THE MERGER
2.1.	Merger.
Subject to the terms and conditions of this Agreement, at the Effective Time: (a) Premier shall merge with and into First Guaranty, with First Guaranty as the resulting or surviving corporation (the "Surviving Company"), with its main office to be maintained at 400 East Thomas Street, Hammond, Louisiana 70401; and (b) the separate existence of Premier shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Premier shall be vested in and assumed by First Guaranty.  As part of the Merger, each share of Premier Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III hereof.
2.2.	Closing; Effective Time.
The closing of the Merger (the "Closing") shall occur on the date determined by First Guaranty, in consultation with and upon no less than two (2) Business Days prior written notice to Premier, but in no event later than the close of business on the tenth Business Day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), or such other date that may be agreed to in writing by the Parties. The Merger shall become effective at such time the Articles of Merger and the Certificate of Merger are filed with the Louisiana Secretary of State and the Texas Secretary of State, respectively, or at such later time as the Parties agree and specify in the Articles of Merger, in accordance with the LBCA and the Certificate of Merger in accordance with the TBOC (the date and time the Merger becomes effective being the "Effective Time").
2.3.	Articles of Incorporation and Bylaws.
The articles of incorporation and bylaws of First Guaranty as in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws of the Surviving Company, until thereafter amended as provided therein and by applicable law.
2.4.	Directors and Officers of Surviving Company.
The directors of First Guaranty immediately prior to the Effective Time shall be the initial directors of the Surviving Company, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Company.  Until changed in accordance with the articles of incorporation and bylaws of the Surviving Company, the officers of First Guaranty immediately prior to the Effective Time shall be the initial officers of Surviving Company, in each case until their respective successors are duly elected or appointed and qualified.
2.5.	Tax Consequences.
It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" as that term is used in Sections 354 and 361 of the Code.  From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.  Following the Closing, neither First Guaranty, Premier nor any of their Subsidiaries or affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.  First Guaranty and Premier each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinions contemplated by Sections 9.2.5 and 9.3.5, which certificates shall be effective as of the date of such opinions.
2.6.	Possible Alternative Structures.
Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article IX, prior to the Effective Time, First Guaranty shall be entitled to revise the structure of the Merger described in Section 2.1 hereof, provided that (i) such modification does not prevent the rendering of the opinions contemplated by Sections 9.2.5 and 9.3.5; (ii) the consideration to be paid to the holders of Premier Common Stock under this Agreement is not thereby changed in kind, value or reduced in amount; and (iii) such modification will not delay materially or jeopardize receipt of any required regulatory approvals or other consents and approvals relating to the consummation of the Merger.  The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.
2.7.	Additional Actions.
If, at any time after the Effective Time, First Guaranty shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in First Guaranty its right, title or interest in, to or under any of the rights, properties or assets of Premier, Premier Delaware or Synergy Bank, or (ii) otherwise carry out the purposes of this Agreement, Premier, Premier Delaware, Synergy Bank and their officers and directors shall be deemed to have granted to First Guaranty and First Guaranty Bank an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in First Guaranty or First Guaranty Bank its right, title or interest in, to or under any of the rights, properties or assets of Premier, Premier Delaware, Synergy Bank or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of First Guaranty and First Guaranty Bank are authorized in the name of Premier, Premier Delaware, Synergy Bank or otherwise to take any and all such action.
2.8.	Subsidiary Merger
Immediately following the Effective Time of the Merger, Premier Delaware and First Guaranty will execute the Subsidiary Merger Agreement. Subject to the terms and conditions of the Subsidiary Merger Agreement, and in accordance with federal and state law, Premier Delaware will merge with and into First Guaranty, and First Guaranty shall be the surviving corporation. The Subsidiary Merger Effective Time shall immediately follow the Effective Time of the Merger, at which time the Subsidiary Merger shall be consummated.
2.9.	Bank Merger.
Immediately following the Effective Time of the Subsidiary Merger, Synergy Bank and First Guaranty Bank will execute the Bank Merger Agreement. Subject to the terms and conditions of the Bank Merger Agreement, and in accordance with federal and state law, Synergy Bank will merge with and into First Guaranty Bank, and First Guaranty Bank shall be the surviving institution. The Bank Merger Effective Time shall immediately follow the Effective Time of the Subsidiary Merger, at which time the Bank Merger shall be consummated.
ARTICLE III
CONVERSION OF SHARES
3.1.	Conversion of Premier Common Stock; Merger Consideration.
At the Effective Time, by virtue of the Merger and without any action on the part of First Guaranty, Premier or the holders of any of the shares of Premier Common Stock, the Merger shall be effected in accordance with the following terms:
3.1.1. Each share of First Guaranty Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.
3.1.2. All shares of Premier Common Stock held in the treasury of Premier and each share of Premier Common Stock owned by First Guaranty or any direct or indirect wholly owned Subsidiary of First Guaranty or of Premier immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) ("Treasury Stock"), shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.
Each share of Premier Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock and Dissenting Shares) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive, (i) an amount in cash, without interest, equal to the Per Share Cash Consideration; and (ii) that number of shares of First Guaranty Common Stock equal to the Exchange Ratio (the "Per Share Stock Consideration") (collectively, the "Merger Consideration").  It is the express intention of the parties that the total consideration to be paid by First Guaranty pursuant to this Agreement for the Premier Common Stock, by the application of the various definitions relating to Gross Consideration, will be comprised of fifty percent (50%) First Guaranty Common Stock and fifty percent (50%) cash.
3.1.3. After the Effective Time, shares of Premier Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this section have no rights except (i) the right to receive the Merger Consideration or (ii) the rights of dissenting stockholders in the case of Dissenting Shares.
3.1.4. In the event First Guaranty changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of First Guaranty Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding First Guaranty Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided, that no such adjustment shall be made with regard to First Guaranty Common Stock if First Guaranty issues additional shares of First Guaranty Common Stock and receives fair market value consideration for such shares.
3.1.5. Notwithstanding anything contained in this Agreement or elsewhere to the contrary, any holder of an outstanding share of Premier Common Stock that seeks relief as a dissenting stockholder under Sections 10.351 through 10.368 of the TBOC shall thereafter have only such rights (and shall have such obligations) as are provided therein, and the Surviving Corporation shall be required to deliver only such cash payments to which the Dissenting Shares are entitled pursuant to Sections 10.351 through 10.368 of the TBOC.  Premier shall (i) give First Guaranty prompt notice upon receipt by Premier of any such demands for payment of the fair value of such shares of Premier Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices.  If any holder of Dissenting Shares shall forfeit such right to payment of the fair value under Sections 10.351 through 10.368 of the TBOC, each holder's Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without interest.
3.1.6. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of First Guaranty Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to First Guaranty Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of First Guaranty.  In lieu of the issuance of any such fractional share, First Guaranty shall pay to each former holder of Premier Common Stock who otherwise would be entitled to receive a fractional share of First Guaranty Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average of the daily closing sales prices of a share of First Guaranty Common Stock as reported on the Nasdaq for the ten (10) consecutive Trading Days immediately preceding the Closing Date.  For purposes of determining any fractional share interest, all shares of Premier Common Stock owned by a Premier stockholder shall be combined so as to calculate the maximum number of whole shares of First Guaranty Common Stock issuable to such Premier stockholder.
3.2.	Procedures for Exchange of Premier Common Stock.
3.2.1. First Guaranty to Make Merger Consideration Available.  On or before the Closing Date, First Guaranty shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of Premier Common Stock, for exchange in accordance with this Section 3.2, certificates representing the shares of First Guaranty Common Stock, or at First Guaranty' option, evidence of shares in book entry form sufficient to pay the aggregate Per Share Stock Consideration, and an aggregate amount of cash sufficient to pay the aggregate Per Share Cash Consideration payable pursuant to this Article III (including the estimated amount of cash to be paid in lieu of fractional shares of Premier Common Stock) (such cash and certificates for shares of First Guaranty Common Stock, together with any dividends or distributions with respect thereto (without any interest thereon) being hereinafter referred to as the "Exchange Fund").
3.2.2. Exchange of Certificates.  First Guaranty shall take all steps necessary to cause the Exchange Agent, within five (5) Business Days after the Effective Time, to mail to each holder of a Certificate or Certificates who has not previously surrendered such Certificates with a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares into which the Premier Common Stock represented by such Certificates shall have been converted as a result of the Merger if any.  The letter of transmittal (which shall be subject to the reasonable approval of Premier) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent.  Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration to which such holder of Premier Common Stock shall have become entitled pursuant to Section 3.1.3 hereof, and the Certificate so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on any Per Share Cash Consideration or any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of Certificates.
3.2.3. Rights of Holders of Certificates after the Effective Time.  The holder of a Certificate that prior to the Merger represented issued and outstanding Premier Common Stock shall have no rights, after the Effective Time, with respect to such Premier Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement and as to Dissenting Shares such rights as provided under the TBOC. No dividends or other distributions declared after the Effective Time with respect to First Guaranty Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.2.  After the surrender of a Certificate in accordance with this Section 3.2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of First Guaranty Common Stock represented by such Certificate.
3.2.4. Surrender by Persons Other than Record Holders.  If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.
3.2.5. Closing of Transfer Books.  From and after the Effective Time, there shall be no transfers on the stock transfer books of Premier of the Premier Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.2.
3.2.6. Return of Exchange Fund.  At any time following the twelve (12) month period after the Effective Time, First Guaranty shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to First Guaranty (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them.  Notwithstanding the foregoing, neither First Guaranty nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.
3.2.7. Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Exchange Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.
3.2.8. Withholding.  First Guaranty or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Premier Common Stock such amounts as First Guaranty or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law.  To the extent that such amounts are properly withheld by First Guaranty or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Premier Common Stock in respect of whom such deduction and withholding were made by First Guaranty or the Exchange Agent.
3.3.	Reservation of Shares.
First Guaranty shall reserve for issuance a sufficient number of shares of the First Guaranty Common Stock for the purpose of issuing shares of First Guaranty Common Stock to the Premier stockholders in accordance with this Article III.
3.4.	Treatment of Premier Stock Options.
At the Effective Time, each outstanding and unexercised Premier Stock Option will vest in full and then cease to represent an option to purchase shares of Premier Common Stock and will be converted automatically into the right to receive a cash payment from First Guaranty (or at the request of First Guaranty, by Premier) equal to the product of (i) the difference (if positive) between (A) the Per Share Cash Consideration divided by fifty percent (50%), minus (B) the exercise price per share of such Premier Stock Option, multiplied by (ii) the number of shares of Premier Common Stock subject to said Premier Stock Option (the "Option Consideration").  In the event that the exercise price of the Premier Stock Option is greater than or equal to the Per Share Cash Consideration divided by fifty percent (50%), then the holders thereof shall not be entitled to receive the Option Consideration, and at the Effective Time such Premier Stock Option shall be canceled without any payment made in exchange therefor.  The Option Consideration shall be treated as compensation and shall be payable net of any applicable federal and state income and employment withholding taxes.  Subject to the foregoing, the Premier Stock Option Plan, including all underlying awards, and all Premier Stock Options issued thereunder shall terminate at the Effective Time.  Prior to the Effective Time, Premier shall take all actions necessary to give the effect to such transactions, including without limitation, taking such actions as are reasonably necessary or required under the Premier Stock Option Plan to terminate the Premier Stock Options as of the Effective Time and shall make commercially reasonable efforts to obtain written consent from each option holder to the cancellation of the Premier Stock Options in exchange for the Option Consideration, if applicable.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PREMIER
Premier represents and warrants to First Guaranty that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the Premier Disclosure Schedule delivered by Premier to First Guaranty on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date.  Premier has made a good faith effort to ensure that the disclosure on each schedule of the Premier Disclosure Schedule corresponds to the section referenced herein.  However, for purposes of the Premier Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.
4.1.	Organization.
4.1.1. Premier is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and is duly registered as a bank holding company under the BHCA.  Premier has the full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Premier.
4.1.2. Premier Delaware is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a bank holding company under the BHCA.  Premier Delaware has the full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Premier Delaware.
4.1.3. Synergy Bank is a Texas chartered savings bank duly organized, validly existing and in good standing under the laws of the State of Texas.  The deposits of Synergy Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.  Synergy Bank is a member in good standing of the FHLB of Dallas and owns the requisite amount of stock therein.  The location of the principal office and each branch office of Synergy Bank is set forth in Premier Disclosure Schedule 4.1.3.
4.1.4. Premier Disclosure Schedule 4.1.4 sets forth each Premier Subsidiary.  Each Premier Subsidiary (other than Premier Delaware and Synergy Bank) is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.  Other than shares of capital stock of the Premier Subsidiaries listed on Premier Disclosure Schedule 4.1.4, Premier does not own or control, directly or indirectly, or have the right to acquire directly or indirectly, an equity interest in any corporation, company, association, partnership, joint venture or other entity, except for FHLB stock, permissible equity interests held in the investment portfolios of Premier or any Premier Subsidiary, equity interests held by any Premier Subsidiary in a fiduciary capacity and equity interests held in connection with the lending activities of Premier or its Subsidiaries.
4.1.5. The respective minute books of Premier and each other Premier Subsidiary accurately record, in all material respects, all material corporate actions of their respective stockholders and boards of directors (including committees).
4.1.6. Prior to the date of this Agreement, Premier has made available to First Guaranty true and correct copies of the articles of incorporation or certificate of incorporation and bylaws of Premier and each other Premier Subsidiary.
4.2.	Capitalization.
4.2.1. The authorized capital stock of Premier consists of six million (6,000,000) shares of Premier Common Stock, par value $1.00 per share, and one million and five hundred thousand (1,500,000) shares of Premier Preferred Stock.  There are three million three hundred and twenty-four thousand nine hundred eighty (3,324,980) shares of Premier Common Stock outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. There are no shares of Premier Preferred Stock outstanding.  There are no shares of Premier Common Stock held by Premier as treasury stock.  Except as set forth in Premier Disclosure Schedule 4.2.1, neither Premier nor any Premier Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Premier Common Stock, or any other security of Premier or any securities representing the right to vote, purchase or otherwise receive any shares of Premier Common Stock or any other security of Premier, other than shares issuable under the Premier Stock Option Plan.
4.2.2. The authorized capital stock of Premier Delaware consists of one thousand (1,000) shares of Premier Delaware common stock, par value $1.00 per share ("Premier Delaware Common Stock"), and no shares of Premier Delaware preferred stock.  There are one thousand (1,000) shares of Premier Delaware Common Stock outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. All of the issued and outstanding shares of Premier Delaware Common Stock are owned by Premier free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever.  None of Premier, Premier Delaware or any Premier Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Premier Delaware Common Stock, or any other security of Premier Delaware or any securities representing the right to vote, purchase or otherwise receive any shares of Premier Delaware Common Stock or any other security of Premier Delaware.
4.2.3. The authorized capital stock of Synergy Bank consists of five hundred thousand (500,000) shares of common stock, par value $8.00 per share ("Synergy Bank Common Stock").  All of the issued and outstanding shares of Synergy Bank Common Stock are (i) validly issued, fully paid and nonassessable and free of preemptive rights, and (ii) owned by Premier Delaware free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever.  Premier, Premier Delaware or Synergy Bank own all of the outstanding shares of capital stock of each Premier Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.
4.2.4. Except for the Premier Subsidiaries and as set forth in Premier Disclosure Schedule 4.2.4, Premier does not possess, directly or indirectly, any material equity interest in any corporate entity, except for FHLB stock, permissible equity interests held in the investment portfolios of Premier or any Premier Subsidiary, equity interests held by any Premier Subsidiary in a fiduciary capacity and equity interests held in connection with the lending activities of Premier or its Subsidiaries.
4.2.5. Except as set forth on Premier Disclosure Schedule 4.2.5, to Premier's Knowledge, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Premier Common Stock, except for equity interests held in the investment portfolios of Premier or any Premier Subsidiary, equity interests held by any Premier Subsidiary in a fiduciary capacity and equity interests held in connection with the lending activities of Premier or its Subsidiaries.
4.2.6. Set forth in Premier Disclosure Schedule 4.2.6 is a true, correct and complete list of all outstanding bonds, debentures, notes, trust preferred securities or other similar obligations that Premier or any Premier Subsidiary has issued.  Except as set forth on Premier Disclosure Schedule 4.2.6, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Premier's stockholders may vote has been issued by Premier and are outstanding.  All outstanding bonds, debentures, notes, trust preferred securities or other similar obligations of Premier or any Premier Subsidiary were issued in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to them.
4.2.7. Premier Disclosure Schedule 4.2.7 sets forth each Premier Stock Option as of the date of this Agreement, which schedule includes the name of the individual grantee, the date of grant, the vesting schedule, the exercise price and the expiration date.
4.3.	Authority; No Violation.
4.3.1. Premier has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by Premier's stockholders (the "Premier Stockholder Approval"), to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Premier and the completion by Premier of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of Premier, and no other corporate proceedings on the part of Premier, other than the Premier Stockholder Approval, are necessary to approve this Agreement.  This Agreement has been duly and validly executed and delivered by Premier, and subject to Premier Stockholder Approval, receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by First Guaranty, constitutes the valid and binding obligation of Premier, enforceable against Premier in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity.
4.3.2. Subject to the receipt of the Regulatory Approvals and compliance by First Guaranty and Premier with any conditions contained therein, and Premier Stockholder Approval,
(A)	the execution and delivery of this Agreement by Premier,
(B)	the consummation of the transactions contemplated hereby, and
(C)	compliance by Premier with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the articles of incorporation, certificate of incorporation or bylaws of Premier or any Premier Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Premier or any Premier Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Premier or any Premier Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Premier and the Premier Subsidiaries taken as a whole.
4.3.3. The Premier Stockholder Approval is the only vote of holders of any class of Premier's capital stock necessary to adopt and approve this Agreement and the transactions contemplated hereby.
4.3.4. The board of directors of Premier, by resolution duly adopted by the requisite vote of the entire board of directors as required by the TBOC at a meeting duly called and held, has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Premier and its stockholders and declared the Merger to be advisable, and (ii) recommended that the stockholders of Premier approve this Agreement and directed that such matter be submitted for consideration by the Premier stockholders at the Premier Stockholders Meeting.
4.4.	Consents.
Except for (i) the Regulatory Approvals and compliance with any conditions contained therein other than a Burdensome Condition, (ii) the filing with the SEC of the Merger Registration Statement (including the Proxy Statement-Prospectus) and the obtaining from the SEC of such orders as may be required in connection therewith, (iii) approval of the listing of First Guaranty Common Stock to be issued in the Merger on the Nasdaq, (iv) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of First Guaranty Common Stock pursuant to this Agreement, and (v) the Premier Stockholder Approval, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of Premier, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary in connection with the execution and delivery of this Agreement by Premier, and the completion by Premier of the Merger.  To the Knowledge of Premier, no fact or circumstance exists, including any possible other transaction pending or under consideration by Premier or any of its Affiliates, that (a) would reasonably be expected to prevent or delay in any material respect, (i) any filings with or approvals or waivers required from the FRB, the FDIC, the Texas Department or the OFI, or (ii) any required Regulatory Approvals, or (b) would cause a Bank Regulator or Governmental Entity acting pursuant to the Bank Merger Act, the BHCA, the LA Banking Law, Texas Finance Code or any other applicable law or regulation to seek to prohibit or materially delay consummation of the transactions contemplated hereby or impose a Burdensome Condition.
4.5.	Financial Statements; Reports.
4.5.1. Premier has previously made available to First Guaranty the Premier Financial Statements.  The Premier Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of Premier and the Premier Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto.
4.5.2. At the date of each balance sheet included in the Premier Financial Statements, Premier did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Premier Financial Statements or in the footnotes thereto which are not reflected or reserved against therein in accordance with GAAP or appropriately disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.
4.5.3. Except as disclosed in Premier Disclosure Schedule 4.5.3, Premier and each Premier Subsidiary has timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2011 with any Governmental Entity and has paid all fees and assessments due and payable in connection therewith.  The Premier Regulatory Reports, to the extent they contain financial information, have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.
4.5.4. The records, systems, controls, data and information of Premier, Premier Delaware and Synergy Bank are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Premier, Premier Delaware or Synergy Bank or accountants (including all means of access thereto and therefrom).  Premier, Premier Delaware and Synergy Bank have devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances: (i) that the assets of Premier, Premier Delaware and Synergy Bank are properly recorded; and (ii) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. No reportable conditions or material weaknesses (each as defined in AU 325 of the AICPA Professional Standards) have been discovered in connection with the audits of the Premier Financial Statements by Premier's certified public accountants.
4.5.5. Except as disclosed in Premier Disclosure Schedule 4.5.5, since January 1, 2012, to the Knowledge of Premier (A) neither Premier nor any Premier Subsidiary nor any director, officer, employee, auditor, accountant or representative of Premier or any Premier Subsidiary has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Premier or any Premier Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Premier or any Premier Subsidiary has engaged in questionable accounting or auditing practices, and (B) no attorney representing Premier or any Premier Subsidiary, whether or not employed by Premier or any Premier Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.
4.6.	Taxes.
Premier and the Premier Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). With respect to all tax years ending after January 1, 2012, Premier and each Premier Subsidiary has duly filed, on or prior to the date of this Agreement, and will duly file, on or prior to the Closing Date, all federal, state and local tax returns required to be filed by or with respect to Premier and each Premier Subsidiary, taking into account any extensions (all such returns, to the Knowledge of Premier, being complete and correct in all material respects) and has duly paid, or made provisions for, on or prior to the date of this Agreement, and will duly pay, or make provisions for, on or prior to the Closing Date, the payment of all federal, state and local taxes that have been incurred by or are due, or claimed to be due, from Premier and any Premier Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges that (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined.  As of the date of this Agreement, Premier has received no notice of, and to the Knowledge of Premier, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Premier or any Premier Subsidiary, and no claim has been made by any authority in a jurisdiction where Premier or any Premier Subsidiary does not file tax returns that Premier or any such Premier Subsidiary is subject to taxation in that jurisdiction.  Except as set forth in Premier Disclosure Schedule 4.6, Premier and the Premier Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.  Premier and each Premier Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Premier and each Premier Subsidiary, to the Knowledge of Premier, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.  Since December 31, 2011, through and including the date of this Agreement, neither Premier nor any Premier Subsidiary has made any material election for federal or state income tax purposes.
4.7.	No Material Adverse Effect.
Premier and the Premier Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since December 31, 2015 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Premier and the Premier Subsidiaries, taken as a whole.
4.8.	Material Contracts; Leases; Defaults.
4.8.1. Except as set forth in Premier Disclosure Schedule 4.8.1, neither Premier nor any Premier Subsidiary is a party to or subject to: (i) any agreement which by its terms limits the payment of dividends by Premier or any Premier Subsidiary; (ii) any collective bargaining agreement with any labor union relating to employees of Premier or any Premier Subsidiary; (iii) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Premier or any Premier Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, FHLB of Dallas advances, repurchase agreements, bankers' acceptances, and "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to First Guaranty or any First Guaranty Subsidiary; (iv) any other agreement, written or, to Premier's Knowledge, oral, that obligates Premier or any Premier Subsidiary for the payment of more than $25,000 annually or for the payment of more than $50,000 over its remaining term, which is not terminable without cause on 60 days' or less notice without penalty or payment; or (v) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by Premier or any Premier Subsidiary (it being understood that any non-compete or similar provision shall be deemed material).
4.8.2. Each real estate lease that will require the consent of the lessor or its agent as a result of the Merger by virtue of the terms of any such lease, is listed in Premier Disclosure Schedule 4.8.2 identifying the section of the lease that contains such prohibition or restriction.  Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, neither Premier nor any Premier Subsidiary is in default in any material respect under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.
4.8.3. True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.8.1 and 4.8.2 have been made available to First Guaranty on or before the date hereof, are listed on Premier Disclosure Schedules 4.8.1 and 4.8.2 and are in full force and effect on the date hereof.  Except as set forth in Premier Disclosure Schedule 4.8.3, no plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which Premier or any Premier Subsidiary is a party or under which Premier or any Premier Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause or for good reason and continue to accrue future benefits thereunder.  Except as set forth in Premier Disclosure Schedule 4.8.3, no such agreement, plan, contract, or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of Premier or any Premier Subsidiary or upon the occurrence of a subsequent event; or (y) requires Premier or any Premier Subsidiary to provide a benefit in the form of Premier Common Stock or determined by reference to the value of Premier Common Stock.
4.8.4. Except as set forth in Premier Disclosure Schedule 4.8.4, since December 31, 2015, through and including the date of this Agreement, neither Premier nor any Premier Subsidiary has (i) made any material change in the credit policies or procedures of Premier or any Premier Subsidiary, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (ii) made any material acquisition or disposition of any assets or properties, or entered into any contract for any such acquisition or disposition, other than loans and loan commitments in the ordinary course of business consistent with past practice; (iii) entered into any lease of real or personal property requiring annual payments in excess of $25,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (iv) changed any accounting methods, principles or practices of Premier or any Premier Subsidiary affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy; or (v) established or increased the benefits payable under any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan.
4.9.	Ownership of Property; Insurance Coverage.
4.9.1. Premier and each Premier Subsidiary have good and, as to real property, marketable title to all material assets and properties owned by Premier or each Premier Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Premier Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the FHLB of Dallas, inter-bank credit facilities, reverse repurchase agreements or any transaction by Premier or a Premier Subsidiary acting in a fiduciary capacity, (ii) mechanics liens and similar liens for labor, materials, services or supplies provided for such property and incurred in the ordinary course of business for amounts not yet delinquent or which are being contested in good faith, and (iii) statutory liens for amounts not yet delinquent or which are being contested in good faith.  Premier and each Premier Subsidiary, as lessee, have the right under valid and existing leases of real and personal properties used by Premier and the Premier Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.
4.9.2. With respect to all material agreements pursuant to which Premier or any Premier Subsidiary has purchased securities subject to an agreement to resell, if any, Premier or such Premier Subsidiary, as the case may be, has a lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.
4.9.3. Premier and each Premier Subsidiary currently maintain insurance considered by Premier to be reasonable for their respective operations.  Neither Premier nor any Premier Subsidiary has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased.  There are presently no material claims pending under such policies of insurance and no notices have been given by Premier or any Premier Subsidiary under such policies.  All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last five years Premier and each Premier Subsidiary have received each type of insurance coverage for which they have applied and during such periods have not been denied indemnification for any material claims submitted under any of their insurance policies.  Premier Disclosure Schedule 4.9.3 identifies all policies of insurance maintained by Premier and each Premier Subsidiary as well as the other matters required to be disclosed under this Section 4.9.3.
4.10.	Legal Proceedings.
Except as set forth on Premier Disclosure Schedule 4.10, neither Premier nor any Premier Subsidiary is a party to any, and there are no pending or, to the Knowledge of Premier, threatened, material legal, administrative, arbitration or other material proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature, (i) against Premier or any Premier Subsidiary, (ii) to which Premier or any Premier Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Premier to perform under this Agreement.
4.11.	Compliance With Applicable Law.
4.11.1. To the Knowledge of Premier, each of Premier and each Premier Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to them, their properties, assets and deposits, their business, and their conduct of business and their relationship with their employees, including, without limitation, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither Premier nor any Premier Subsidiary has received any written notice to the contrary.  The Board of Directors of Synergy Bank has adopted and Synergy Bank has implemented an anti-money laundering program that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder and has received no written notice from any Governmental Entity or Bank Regulator that such program (i) does not contain adequate and appropriate customer identification verification procedures, or (ii) has been deemed ineffective.
4.11.2. Each of Premier and each Premier Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Bank Regulators and Governmental Entities that are required to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Premier, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the receipt of Regulatory Approvals.
4.11.3. Except as set forth in Premier Disclosure Schedule 4.11.3, for the period beginning January 1, 2012, neither Premier nor any Premier Subsidiary has received any written notification or, to the Knowledge of Premier, any other communication from any Bank Regulator: (i) asserting that Premier or any Premier Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Premier or any Premier Subsidiary; (iii) requiring or threatening to require Premier or any Premier Subsidiary, or indicating that Premier or any Premier Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Premier or any Premier Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any material manner the operations of Premier or any Premier Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement").  Neither Premier nor any Premier Subsidiary has consented to or entered into any currently effective Regulatory Agreement.  The most recent regulatory rating given to Premier as to compliance with the CRA is "Satisfactory" or better.
4.11.4. As of the date of this Agreement, (i) Synergy Bank is "well capitalized" as such term is defined in the rules and regulations promulgated by the FDIC as amended from time to time, and (ii) Synergy Bank has no reason to believe that it will not be so "well capitalized" immediately prior to the Effective Time.
4.12.	Employee Benefit Plans.
4.12.1 Premier Disclosure Schedule 4.12.1 includes a list of all existing bonus, incentive, deferred compensation, supplemental executive retirement plans, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other material benefit policies and procedures), fringe benefit plans, employment, consulting, settlement and change in control agreements and all other material benefit practices, policies and arrangements (including paid time-off policies) maintained by Premier or any Premier Subsidiary in which any employee or former employee, consultant or former consultant or director or former director participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the "Premier Compensation and Benefit Plans").  Neither Premier nor any Premier Subsidiary has any commitment to create any additional Premier Compensation and Benefit Plan or to materially modify, change or renew any existing Premier Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof or otherwise comply with applicable law. Premier has made available to First Guaranty true and correct copies of the Premier Compensation and Benefit Plans.
4.12.2 Each Premier Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and, in all material respects, with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA, the Patient Protection Affordable Care Act ("ACA") and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA, ACA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full.  Each Premier Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS, and Premier is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination or opinion letter.  There is no material pending or, to the Knowledge of Premier, threatened action, suit or claim relating to any of the Premier Compensation and Benefit Plans (other than routine claims for benefits).  Neither Premier nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Premier Compensation and Benefit Plan that would reasonably be expected to subject Premier or any of Premier Subsidiary to a material unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.
4.12.3 Neither Premier nor any entity which is considered one employer with Premier under Section 4001(b)(1) of ERISA or Section 414 of the Code (a "Premier ERISA Affiliate") (such plan hereinafter referred to as a "Premier ERISA Affiliate Plan") currently maintains or has ever maintained a Premier Compensation and Benefit Plan which is subject to Section 412 of the Code or Title IV of ERISA. Neither Premier nor any Premier ERISA Affiliate has contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA.
4.12.4 All material contributions required to be made under the terms of any Premier Compensation and Benefit Plan or Premier ERISA Affiliate Plan have been timely made, and all anticipated contributions and funding obligations have been accrued on Premier's consolidated financial statements to the extent required by and in accordance with GAAP.  Premier and any Premier Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable Premier Compensation and Benefit Plan for financial reporting purposes in accordance with applicable laws and GAAP.
4.12.5 Neither Premier nor any Premier Subsidiary has any obligations to provide retiree health, life insurance, or disability insurance, or any retiree death benefits under any Premier Compensation and Benefit Plan, other than benefits mandated by COBRA.  There has been no communication to employees by Premier or any Premier Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree death benefits.
4.12.6 Neither Premier nor any Premier Subsidiary maintains any Premier Compensation and Benefit Plans covering employees who are not United States residents.
4.12.7 With respect to each Premier Compensation and Benefit Plan, if applicable, Premier has provided or made available to First Guaranty copies of the:  (A) trust instruments and insurance contracts; (B) three most recent annual reports or IRS Form 5500; (C) three most recent actuarial reports and financial statements; (D) most recent summary plan description and any underlying distribution election form, loan documents, independent valuation and actuarial schedules, as applicable; (E) most recent determination or opinion letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last three years; (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests); and (H) all material communications with any Governmental Entity with respect to any Premier Compensation and Benefit Plan.
4.12.8 Except as provided in Premier Disclosure Schedule 4.12.8 the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation (other than in such person's capacity as a shareholder), (B) entitle any employee or independent contractor to terminate any plan, agreement or arrangement without cause or good reason and continue to accrue future benefits thereunder, or result in the vesting or acceleration of any benefits under any Premier Compensation and Benefit Plan, or (C) result in any material increase in benefits payable under any Premier Compensation and Benefit Plan.
4.12.9 Except as provided in Premier Disclosure Schedule 4.12.9, Premier Compensation and Benefit Plans that are deferred compensation plans, programs or arrangements (within the meaning of Section 409A of the Code) have been in compliance (both written and operational) with Section 409A of the Code and IRS regulations and guidance thereunder.  All stock options and stock appreciation rights granted by Premier to any current or former employee, director or other provider have been granted with a per share exercise price or reference price at least equal to the fair market value of the underlying stock on the date the option or stock appreciation right was granted, within the meaning of Section 409A of the Code and associated guidance.
4.12.10 Except as provided in Premier Disclosure Schedule 4.12.10, the consummation of the Merger will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time), entitle any current or former employee, director or independent contractor of Premier or any Premier Subsidiary to any actual or deemed payment (or benefit) which could constitute a "parachute payment" (as such term is defined in Section 280G of the Code).
4.12.11 Except for the Premier Stock Options, which are set forth in Premier Disclosure Schedule 4.2.7, there are no stock options, stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, or other equity compensation awards outstanding under any of the Premier Compensation and Benefit Plans or otherwise as of the date hereof.
4.12.12 Premier Disclosure Schedule 4.12.12 sets forth, as of the payroll date immediately preceding the date of this Agreement, a list of the full names of all officers, and employees whose annual rate of salary is $100,000 or greater, of Synergy Bank or Premier, their title and rate of salary, and their date of hire.
4.12.13 Since December 31, 2011, through and including the date of this Agreement, except as set forth in the Premier Disclosure Schedule 4.12.13, neither Premier nor any Premier Subsidiary has, except for (A) normal increases for employees made in the ordinary course of business consistent with past practice, or (B) as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2011 (which amounts have been previously made available to First Guaranty), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on Premier Disclosure Schedule 4.12.1, as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice.
4.12.14 Premier Disclosure Schedule 4.12.14 includes a schedule of all termination benefits and related payments that would be payable to the individuals identified thereon, under any and all employment agreements, special termination agreements, change in control agreements, severance arrangements or policies, supplemental executive retirement plans, deferred bonus plans, deferred compensation plans, salary continuation plans, or any material compensation arrangement, or other pension benefit or welfare benefit plan maintained by Premier or any Premier Subsidiary for the benefit of officers, employee or directors of Premier or any Premier Subsidiary (the "Benefits Schedule"), assuming their employment or service is terminated without cause as of June 30, 2017 and the Closing Date occurs on such date and based on the other assumptions specified in such schedule.  No other individuals are entitled to benefits under any such plans.
4.12.15 Premier has obtained written consent for each employee or director on whose behalf bank-owned life insurance or key-man life insurance ("BOLI")  has been purchased.  Premier has purchased such BOLI in compliance with applicable law.  Premier Disclosure Schedule 4.12.15 provides: (i) each employee or director with BOLI; and (ii) the annual premium payments and the expiration dates associated with such BOLI policies.
4.13.	Brokers, Finders and Financial Advisors.
Neither Premier nor any Premier Subsidiary, nor any Premier Representative, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the engagement letter with Baxter Fentriss & Company ("Baxter"), a copy of which is attached in Premier Disclosure Schedule 4.13.
4.14.	Environmental Matters.
4.14.1. With respect to Premier and each Premier Subsidiary, except as set forth on Premier Disclosure Schedule 4.14.1:
(A)
To the Knowledge of Premier, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it (including Participation Facilities and Other Real Estate Owned) results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon Premier or any Premier Subsidiary.  To the Knowledge of Premier, no condition has existed or event has occurred with respect to any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to Premier or any Premier Subsidiary by reason of any Environmental Laws.  Neither Premier nor any Premier Subsidiary during the past five (5) years has received any written notice from any Person or Governmental Entity that Premier or any Premier Subsidiary or the operation or condition of any property ever owned or operated (including Participation Facilities) by any of them are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon Premier or any Premier Subsidiary;

(B)
There is no suit, written claim, action, demand, executive or administrative order, directive, investigation, or proceeding pending or, to the Knowledge of Premier threatened, before any court, governmental agency or other forum against Premier or any Premier Subsidiary (i) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by Premier or any Premier Subsidiary (including Participation Facilities and Other Real Estate Owned); and

(C)
To the Knowledge of Premier, (i) there are no underground storage tanks on, in or under any properties owned or operated by Premier or any Premier Subsidiary (including Participation Facilities and Other Real Estate Owned), and (ii) no underground storage tanks have been closed or removed from any properties owned or operated by Premier or any Premier Subsidiary (including Participation Facilities and Other Real Estate Owned) except in compliance with Environmental Laws in all material respects.

(D)
To Premier's Knowledge, the properties currently owned or operated by Premier or any Premier Subsidiary (including, without limitation, soil, groundwater or surface water on or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than as permitted under applicable Environmental Law.

4.15.	Loan Portfolio and Investment Securities.
4.15.1. The allowance for loan losses reflected in the Premier Financial Statements as of September 30, 2016 was, and the allowance for loan losses reflected in the Premier Regulatory Reports for periods ending after September 30, 2016 were or will be, adequate, as of the dates thereof, under GAAP in all material respects.
4.15.2. Premier Disclosure Schedule 4.15.2 sets forth a listing, as of November 30, 2016, by account, of: (i) all current loan commitments of Premier or any Premier Subsidiary, including the material terms of such commitment, (ii) each borrower which has notified Premier or any Premier Subsidiary during three years preceding the date of this Agreement, or has asserted against Premier or any Premier Subsidiary, in each case in writing, any "lender liability" or similar claim, and, to the Knowledge of Premier, each borrower which has given Premier or any Premier Subsidiary any oral notification of, or orally asserted to or against Premier or any Premier Subsidiary, any such claim; (iii) all loans, (A) that are contractually past due 30 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that are as of the date of this Agreement classified as "substandard," "doubtful," "loss," "classified," "criticized," "watch list" or "special mention" (or words of similar import) by Premier and any Premier Subsidiary, or any applicable Bank Regulator, (D) to the Knowledge of Premier, as to which a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (E) where, a specific reserve allocation exists in connection therewith, or (F) that are required to be accounted for as a troubled debt restructuring in accordance with Accounting Standards Codification 310-40; and (iv) all assets classified by Premier or any Premier Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.
4.15.3. All loans receivable (including discounts) and accrued interest entered on the books of Premier and the Premier Subsidiaries arose out of bona fide arm's-length transactions, were made for good and valuable consideration in the ordinary course of Premier's or the appropriate Premier Subsidiary's respective business. Premier has not received written notice that any of the loans, discounts and the accrued interest reflected on the books of Premier and the Premier Subsidiaries are subject to any defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity.  All such loans are owned by Premier or the appropriate Premier Subsidiary free and clear of any liens.
4.15.4. The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.
4.15.5. Premier and each Premier Subsidiary have good and marketable title to all securities owned by them, except for those securities sold under repurchase agreements, security deposits, borrowings of federal funds or borrowings from the FRB or an FHLB or held in any fiduciary or agency capacity, free and clear of any liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of Premier or a Premier Subsidiary.  Such securities are valued on the books of Premier in accordance with GAAP in all material respects.  Premier and each Premier Subsidiary that owns securities employ investment, securities, risk management and other policies, practices and procedures which Premier believes are prudent and reasonable.
4.16.	Other Documents.
Premier has made available to First Guaranty copies of (i) its annual reports to stockholders for the years ended December 31, 2015, 2014 and 2013, and (ii) proxy materials used or for use in connection with its meetings of stockholders held in 2016, 2015 and 2014.
4.17.	Related Party Transactions.
Except as set forth in Premier Disclosure Schedule 4.17, neither Premier nor any Premier Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of Premier or any Premier Subsidiary.  Except as described in Premier's Disclosure Schedule 4.17, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of Premier or any Premier Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended except for rate modifications pursuant to Premier's loan modification policy that is applicable to all Persons.  Neither Premier nor any Premier Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Premier is inappropriate.
4.18.	Deposits.
Except as set forth in Premier Disclosure Schedule 4.18, none of the deposits of Premier is a "brokered deposit" as defined in 12 C.F.R. Section 337.6(a)(2).
4.19.	Antitakeover Provisions Inapplicable; Required Vote.
The transactions contemplated by this Agreement are not subject to the requirements of any "moratorium," "control share," "fair price," "affiliate transactions," "business combination" or other antitakeover laws and regulations of the State of Texas, including the provisions of the TBOC applicable to Premier. There is no shareholder rights plan, "poison pill" anti-takeover plan or other similar device in effect to which Premier or any Subsidiary is a party or is otherwise bound.
The affirmative vote of two-thirds of the issued and outstanding shares of Premier Common Stock is required to approve this Agreement and the Merger under the TBOC and Premier's articles of incorporation.
4.20.	Registration Obligations.
Neither Premier nor any Premier Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act. Additionally, Premier (i) does not have shares registered under the Exchange Act; (ii) does not have reporting requirements under Sections 13 or 15(d) of the Exchange Act; or (iii) is not registered pursuant to the Investment Company Act of 1940.
4.21.	Risk Management Instruments.
All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Premier's own account, or for the account of one or more of Premier's Subsidiaries or their customers (all of which are set forth in Premier Disclosure Schedule 4.21), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of Premier and each Premier Subsidiary, with counterparties believed to be financially responsible at the time; and to Premier's and each Premier Subsidiary's Knowledge each of them constitutes the valid and legally binding obligation of Premier or such Premier Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect.  Neither Premier nor any Premier Subsidiary, nor, to the Knowledge of Premier, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.
4.22.	Opinion of Financial Advisor.
The Premier Board of Directors has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the date of this Agreement) of Baxter to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, as of the date of this Agreement, the Merger Consideration is fair from a financial point of view to the holders of the Premier Common Stock.  Such opinion has not been amended or rescinded as of the date of this Agreement.
4.23.	Intellectual Property and Information Technology.
4.23.1. To Premier's Knowledge, Premier and each Premier Subsidiary owns or possesses valid and binding licenses or other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in their business, each without any future payment obligation, and neither Premier nor any Premier Subsidiary has received any notice of infringement with respect thereto that asserts the rights of others.  Premier and each Premier Subsidiary have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.  To the Knowledge of Premier, the conduct of the business of Premier and each Premier Subsidiary as currently conducted does not, in any respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.
4.23.2. All information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the business of Premier or any Subsidiary (collectively, "Premier IT Systems") have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring and use. The Premier IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct consolidated business as currently conducted. Neither Premier nor any Subsidiary has experienced within the past five (5) years any material disruption to, or material interruption in, the conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of Premier IT Systems. Premier and any Subsidiary has taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of their businesses (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of their respective businesses.

4.24.	Trust Accounts.
Premier and any Premier Subsidiary has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations.  Neither Premier nor any Premier Subsidiary, nor, to the Knowledge of Premier, any of their respective directors, officers or employees, have committed any breach of trust with respect to any such fiduciary account or the records for each such fiduciary account.
4.25.	Labor Matters.
There is no labor or collective bargaining agreement to which Premier or any Subsidiary is a party.  To the Knowledge of Premier, there is no union organizing effort pending or to the Knowledge of Premier, threatened against Premier or any Subsidiary.  Since December 31, 2011, and through and including the date of this Agreement, there has been no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of Premier, threatened against Premier or any Subsidiary.  There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Premier, threatened against Premier or any Subsidiary (other than routine employee grievances that are not related to union employees).  Premier and any Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

4.26.	Premier Information Supplied
The information relating to Premier and any Subsidiary to be contained in the Proxy Statement-Prospectus, or in any other document filed with a Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF FIRST GUARANTY
First Guaranty represents and warrants to Premier that the statements contained in this Article V are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as set forth in the First Guaranty Disclosure Schedule delivered by First Guaranty to Premier on the date hereof.  First Guaranty has made a good faith effort to ensure that the disclosure on each schedule of the First Guaranty Disclosure Schedule corresponds to the section referenced herein.  However, for purposes of the First Guaranty Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. Documents are made available by First Guaranty to Premier if such documents are available on the website of the SEC through EDGAR.
5.1.	Organization.
5.1.1. First Guaranty is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana, and is duly registered as a bank holding company under the BHCA.  First Guaranty has full corporate power and authority to own or lease all of its properties and assets and to carry on its business as is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on First Guaranty.
5.1.2. First Guaranty Bank is a Louisiana chartered commercial bank duly organized and validly existing under the laws of the State of Louisiana.  The deposits of First Guaranty Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.  First Guaranty Bank is a member in good standing of the FHLB of Dallas and owns the requisite amount of stock therein.
5.1.3. First Guaranty Disclosure Schedule 5.1.3 sets forth each First Guaranty Subsidiary.
5.1.4. Prior to the date of this Agreement, First Guaranty has made available to Premier true and correct copies of the articles of incorporation and bylaws of First Guaranty and First Guaranty Bank.
5.2.	Capitalization.
5.2.1. The authorized capital stock of First Guaranty consists of one hundred million and six hundred thousand (100,600,000) shares of First Guaranty Common Stock, $1.00 par value, of which 7,609,194 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and one hundred thousand (100,000) shares of preferred stock, $1,000 par value ("First Guaranty Preferred Stock"), none of which are outstanding. Neither First Guaranty nor First Guaranty Bank has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of First Guaranty Common Stock, or any other security of First Guaranty or any securities representing the right to vote, purchase or otherwise receive any shares of First Guaranty Common Stock or any other security of First Guaranty other than senior long-term debt and junior subordinated debentures issued by First Guaranty.
5.2.2. The authorized capital stock of First Guaranty Bank consists solely of one hundred million (100,000,000) shares of common stock, par value $1.00 per share and six hundred thousand (600,000) shares of common stock, par value $5.00 per share  ("First Guaranty Bank Common Stock") and one hundred thousand (100,000) shares of preferred stock, $1,000 par value per share ("First Guaranty Bank Preferred Stock").  Except as disclosed on First Guaranty Disclosure Schedule 5.2.2, all of the issued and outstanding shares of First Guaranty Bank Common Stock are (i) validly issued, fully paid and nonassessable and free of preemptive rights, and (ii) owned by First Guaranty free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever.
5.2.3. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which First Guaranty's stockholders may vote has been issued by First Guaranty and are outstanding.
5.3.	Authority; No Violation.
5.3.1. First Guaranty has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required Regulatory Approvals, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by First Guaranty and the completion by First Guaranty of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of First Guaranty, and no other corporate proceedings on the part of First Guaranty are necessary to approve this Agreement.  This Agreement has been duly and validly executed and delivered by First Guaranty,  and subject to Premier Stockholder Approval, receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by Premier, constitutes the valid and binding obligation of First Guaranty, enforceable against First Guaranty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity.
5.3.2. Subject to the receipt of the Regulatory Approvals, and compliance by Premier and First Guaranty with any conditions contained therein,
(A)  the execution and delivery of this Agreement by First Guaranty,
(B)  the consummation of the transactions contemplated hereby, and
(C) compliance by First Guaranty with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of First Guaranty or First Guaranty Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to First Guaranty or First Guaranty Bank or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of First Guaranty or First Guaranty Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on First Guaranty and First Guaranty Bank taken as a whole.
5.4.	Consents.
Except for (i) the Regulatory Approvals and compliance with any conditions contained therein other than a Burdensome Condition, (ii) the filing with the SEC of the Merger Registration Statement (including the Proxy Statement-Prospectus) and the obtaining from the SEC of such orders as may be required in connection therewith, (iii) approval of the listing of First Guaranty Common Stock to be issued in the Merger on the Nasdaq, (iv) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of First Guaranty Common Stock pursuant to this Agreement, and (v) the Premier Stockholder Approval, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of First Guaranty, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary in connection with the execution and delivery of this Agreement by First Guaranty and the completion of the Merger.  To the Knowledge of First Guaranty, no fact or circumstance exists, including any possible other transaction pending or under consideration by First Guaranty or any of its Affiliates, that (a) would reasonably be expected to prevent or delay in any material respect, (i) any filings with or approvals or waivers required from the FRB, the FDIC, the Texas Department or the OFI, or (ii) any required Regulatory Approvals, or (b) would cause a Bank Regulator or Governmental Entity acting pursuant to the Bank Merger Act, the BHCA, the LA Banking Law, Texas Financial Code or any other applicable law or regulation to seek to prohibit or materially delay consummation of the transactions contemplated hereby or impose a Burdensome Condition.
5.5.	Financial Statements; Reports.
5.5.1. First Guaranty has previously made available to Premier the First Guaranty Financial Statements.  The First Guaranty Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of First Guaranty and the First Guaranty Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.
5.5.2. At the date of each balance sheet included in the First Guaranty Financial Statements, First Guaranty did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such First Guaranty Financial Statements or in the footnotes thereto which are not reflected or reserved against therein in accordance with GAAP or appropriately disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.
5.5.3. First Guaranty (x) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets and (iii) access to assets is permitted only in accordance with management's general or specific authorization, (y) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to First Guaranty, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of First Guaranty by others within those entities, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to First Guaranty outside auditors and the audit committee of the First Guaranty Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect First Guaranty's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in First Guaranty's internal control over financial reporting. These disclosures (if any) were made in writing by management to First Guaranty auditors and audit committee and a copy has previously been made available to Premier.
5.5.4. Since December 31, 2015, to the Knowledge of First Guaranty (A) neither First Guaranty nor First Guaranty Bank nor any director, officer, employee, auditor, accountant or representative of First Guaranty or First Guaranty Bank has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of First Guaranty or First Guaranty Bank or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that First Guaranty or First Guaranty Bank has engaged in questionable accounting or auditing practices, and (B) no attorney representing First Guaranty or First Guaranty Bank, whether or not employed by First Guaranty or First Guaranty Bank, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.
5.5.5. First Guaranty has filed all reports, schedules, registration statements, prospectuses, and other documents, together with all amendments thereto, required to be filed with the SEC since December 31, 2015 (the "First Guaranty Reports"). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the First Guaranty Reports complied, and each First Guaranty Report filed subsequent to the date hereof and prior to the Effective Time will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act, and the Dodd-Frank Act, and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the First Guaranty Reports. No executive officer of First Guaranty has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act and to the Knowledge of First Guaranty no enforcement action has been initiated by the SEC against First Guaranty or its officers or directors relating to disclosures contained in any First Guaranty Report.
5.5.6. First Guaranty and First Guaranty Bank have timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2015 with any Governmental Entity and has paid all fees and assessments due and payable in connection therewith.  The First Guaranty Regulatory Reports, to the extent they contain financial information, have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.
5.6.	Taxes.
First Guaranty and the First Guaranty Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). With respect to all tax years ending after January 1, 2014, First Guaranty and First Guaranty Bank has duly filed, on or prior to the date of this Agreement, and will duly file, on or prior to the Closing Date, all federal, state and local tax returns required to be filed by or with respect to First Guaranty and First Guaranty Bank, taking into account any extensions (all such returns, to the Knowledge of First Guaranty, being complete and correct in all material respects) and has duly paid, or made provisions for the payment of, on or prior to the date of this Agreement, and will duly pay or make provisions for, on or prior to the Closing Date, all material federal, state and local taxes which have been incurred by or are due or claimed to be due from First Guaranty and First Guaranty Bank by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges that (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined.  As of the date of this Agreement, First Guaranty has received no notice of, and to the Knowledge of First Guaranty, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of First Guaranty or First Guaranty Bank, and no claim has been made by any authority in a jurisdiction where First Guaranty or First Guaranty Bank does not file tax returns that First Guaranty or First Guaranty Bank is subject to taxation in that jurisdiction.  First Guaranty and First Guaranty Bank have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect.  First Guaranty and First Guaranty Bank have withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and First Guaranty and First Guaranty Bank, to the Knowledge of First Guaranty, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.  Since December 31, 2015, through and including the date of this Agreement, neither First Guaranty nor First Guaranty Bank has made any material election for federal or state income tax purposes.
5.7.	No Material Adverse Effect.
First Guaranty and First Guaranty Bank, taken as a whole, have not suffered any Material Adverse Effect since December 31, 2015 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on First Guaranty and First Guaranty Bank, taken as a whole.
5.8.	Ownership of Property; Insurance Coverage.
5.8.1. First Guaranty and First Guaranty Bank have good and, as to real property, marketable title to all material assets and properties owned by First Guaranty or First Guaranty Bank in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the First Guaranty Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the FHLB of Dallas, inter-bank credit facilities, reverse repurchase agreements or any transaction by First Guaranty or First Guaranty Bank acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith.  First Guaranty and First Guaranty Bank, as lessee, have the right under valid and existing leases of real and personal properties used by First Guaranty and First Guaranty Bank in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.
5.8.2. First Guaranty and First Guaranty Bank currently maintain insurance considered by First Guaranty to be reasonable for their respective operations.  Neither First Guaranty nor First Guaranty Bank has received notice from any insurance carrier that such insurance will be canceled or that coverage thereunder will be reduced or eliminated.  All such insurance is valid and enforceable and in full force and effect, and within the last three years First Guaranty and each First Guaranty Bank have received each type of insurance coverage for which they have applied and during such periods have not been denied indemnification for any material claims submitted under any of their insurance policies.
5.9.	Legal Proceedings.
Except as set forth in First Guaranty Disclosure Schedule 5.9, neither First Guaranty nor First Guaranty Bank is a party to any, and there are no pending or, to the Knowledge of First Guaranty, threatened, material legal, administrative, arbitration or other material proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against First Guaranty or First Guaranty Bank, (ii) to which First Guaranty or First Guaranty Bank's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of First Guaranty to perform under this Agreement.
5.10.	Compliance With Applicable Law.
5.10.1. To the Knowledge of First Guaranty, each of First Guaranty and First Guaranty Bank are in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to them, their properties, assets and deposits, their business, and their conduct of business and their relationship with their employees, including, without limitation, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither First Guaranty nor First Guaranty Bank has received any written notice to the contrary.  The Board of Directors of First Guaranty Bank has adopted and First Guaranty Bank has implemented an anti-money laundering program that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder and has received no written notice from any Governmental Entity or Bank Regulator that such program (i) does not contain adequate and appropriate customer identification verification procedures, or (ii) has been deemed ineffective.
5.10.2. Each of First Guaranty and First Guaranty Bank has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Bank Regulators and Governmental Entities that are required to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of First Guaranty, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.
5.10.3. For the period beginning January 1, 2015, neither First Guaranty nor First Guaranty Bank has received any written notification or, to the Knowledge of First Guaranty, any other communication from any Bank Regulator: (i) asserting that First Guaranty or First Guaranty Bank is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to First Guaranty or First Guaranty Bank; (iii) requiring or threatening to require First Guaranty or First Guaranty Bank, or indicating that First Guaranty or First Guaranty Bank may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of First Guaranty or First Guaranty Bank, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of First Guaranty or First Guaranty Bank, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither First Guaranty nor First Guaranty Bank has consented to or entered into any currently effective Regulatory Agreement.  The most recent regulatory rating given to First Guaranty Bank as to compliance with the CRA is "Satisfactory."
5.10.4. As of the date of this Agreement, (i) First Guaranty Bank is "well capitalized" as such term is defined in the rules and regulations promulgated by the FDIC as amended from time to time, and (ii) First Guaranty Bank has no reason to believe that it will not be so "well capitalized" immediately prior to the Effective Time.
5.11.	Loan Portfolio.
The allowance for loan losses reflected in the First Guaranty Financial Statements as of September 30, 2016 was, and the allowance for loan losses reflected in the First Guaranty Financial Statements for periods ending after September 30, 2016 were or will be, adequate, as of the dates thereof, under GAAP in all material respects.
5.12.	Brokers, Finders and Financial Advisors.
Neither First Guaranty nor First Guaranty Bank, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement.
5.13.	First Guaranty Common Stock.
The shares of First Guaranty Common Stock to be issued pursuant to this Agreement, have been reserved for issuance, and when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.
5.14.	First Guaranty Information Supplied
The information relating to First Guaranty and First Guaranty Bank to be contained in the Proxy Statement-Prospectus, or in any other document filed with a Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
ARTICLE VI
COVENANTS OF PREMIER
6.1.	Conduct of Business.
6.1.1. Affirmative Covenants.  During the period from the date of this Agreement to the Effective Time, except with the written consent of First Guaranty, which consent will not be unreasonably withheld, conditioned or delayed, Premier will, and it will cause each Premier Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would:  (i) materially adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain the Regulatory Approvals, (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement or (iii) result in the representations and warranties contained in Article IV of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.
6.1.2. Negative Covenants.  Premier agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, as set forth in Premier Disclosure Schedule 6.1.2, or consented to by First Guaranty in writing (which consent shall not be unreasonably withheld, conditioned or delayed), it will not, and it will cause each of the Premier Subsidiaries not to:
(A)
change or waive any provision of its articles of incorporation or bylaws, except as required by law, or appoint any new directors to its board of directors, except to fill any vacancy in accordance with its bylaws;

(B)
change the number of authorized or issued shares of its capital stock (other than pursuant to the issuance of shares upon the exercise of outstanding Premier Stock Options), issue any shares of Premier Common Stock that are held as "treasury shares" as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the Premier Stock Benefit Plans, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock; provided, however, that (i) Premier may permit the vesting of stock options previously made under the Premier Stock Option Plan and may permit holders of Premier Stock Options to elect to tender Premier Common Stock or have Premier withhold common shares from the Premier Stock Option as payment of the exercise price and any tax withholding obligations of Premier in connection with an exercise of such Premier Stock Options, and (ii) any Premier Subsidiary may pay dividends to its parent company (as permitted under applicable law and regulations);

(C)
enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation other than pursuant to any payment, discharge, settlement or compromise permitted pursuant to Section 6.1.2(W)) involving amounts in excess of $50,000, except as contemplated by this Agreement;

(D)	Other than the Fort Worth branch currently being constructed on Handley-Ederville Road, make application for the opening or closing of any, or open or close any, branch or automated banking facility;
(E)
grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, or grant, or take any action to cause the accelerated vesting of, any Premier Stock Option or any other type of equity award to, any of its directors, officers or employees, except (i) as may be required by applicable law, (ii) pursuant to commitments existing on the date hereof and set forth on Premier Disclosure Schedules 4.8.1 and 4.12.1, (iii) as to non-executive employees, pay increases in the ordinary course of business and consistent with past practice but in no event greater than 3% from the prior year, and (iv) the payment of bonuses for the year ending December 31, 2016, to the extent such bonuses have been accrued in accordance with GAAP through the date hereof and provided that such bonuses are consistent, as to amount and persons covered, with past practice. Neither Premier nor any Premier Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $50,000, except that Premier may hire at-will, non-executive officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

(F)
enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(G)
merge or consolidate Premier or any Premier Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of Premier or any Premier Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Premier, or any Premier Subsidiary, and any other Person, in each case in the ordinary course of business consistent with past practice; enter into a purchase and assumption transaction with respect to deposits and liabilities; or permit the revocation or surrender by any Premier Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office;

(H)
sell or otherwise dispose of the capital stock of Premier or sell or otherwise dispose of any asset of Premier or of any Premier Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB of Dallas, subject any asset of Premier or of any Premier Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; or incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(I)
take any action that would result in any of the representations and warranties of Premier set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

(J)
change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or regulatory accounting principles or any Bank Regulator responsible for regulating Premier;

(K)
 except as provided for under paragraph (W) hereof, waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which Premier or any Premier Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

(L)
purchase any equity securities or BOLI, or purchase any security for its investment portfolio inconsistent with Premier's or any Premier Subsidiary's current investment policy and in excess of $100,000 in par or book value other than investments in FHLB stock required under applicable law or regulations;

(M)
except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on the Premier Disclosure Schedule 6.1.2(M), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) to a loan relationship that exceeds $250,000 or any loan that exceeds $100,000 and is not real estate secured or for any loan relationship that exists as of the date hereof increase such existing balance by more than 10% of such balance, but in no event may such increase exceed $50,000, provided that First Guaranty shall have been deemed to have consented to any loan in excess of such amount or otherwise not permitted by this section if First Guaranty does not object to any such proposed loan within three (3) Business Days of receipt by First Guaranty of a request by Premier to exceed such limit along with all financial or other data that First Guaranty may reasonably request in order to evaluate such loan;

(N)
 enter into, renew, extend or modify any transaction (other than a loan, subject to subsection (M) above, and a deposit transaction) with any Affiliate; provided that First Guaranty shall have been deemed to have consented to any renewal, extension or modification of any transaction with an Affiliate if First Guaranty does not object to any such proposed renewal, extension or modification within five Business Days of receipt by First Guaranty of a request by Premier to renew, extend or modify such a transaction along with all financial or other data that First Guaranty may reasonably request in order to evaluate the same;

(O)
enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(P)
except for the execution of this Agreement and actions taken or which will be taken in accordance with this Agreement and performance hereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(Q)
make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge-off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; or other material banking policies in any material respect except as may be required by changes in applicable law or regulations, GAAP or regulatory accounting principles, or by a Bank Regulator;

(R)
except for the execution of this Agreement, and the transactions contemplated herein, take any action that would give rise to an acceleration of the right to payment to any individual under any Premier Compensation and Benefit Plan;

(S)
except as set forth in Premier Disclosure Schedule 6.1.2(S), make any capital expenditures in excess of $25,000 individually or $100,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof;

(T)
purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies (other than liabilities that relate solely to accruals with respect to loss contingencies within the meaning of ASC 450);

(U)
sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate or (ii) SBA guaranteed loans, in each case that are consistent with past practice) unless First Guaranty Bank has been given the first opportunity and a reasonable time to purchase any loan participation being sold;

(V)
undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by Premier of more than $25,000 annually, or containing any financial commitment extending beyond twelve (12) months from the date hereof;

(W)
pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $50,000 individually or $100,000 in the aggregate, or with regard to a settlement exceeding $50,000 individually or $100,000 in the aggregate, where such settlement is fully covered by insurance, and that does not create precedent for other pending or potential claims, actions, litigation, arbitration or proceedings or agree to consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

(X)
foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of Materials of Environmental Concern in violation of Environmental Laws;

(Y)
issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with First Guaranty and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of First Guaranty (which shall not be unreasonably withheld), or issue any broadly distributed communication of a general nature to customers without the prior approval of First Guaranty (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(Z)
take any action or knowingly fail to take any reasonable action that would, or would be reasonably likely to, prevent, impede or delay the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

(AA)	agree to do any of the foregoing.
6.2.	Current Information.
6.2.1. During the period from the date of this Agreement to the Effective Time, Premier will cause one or more of its representatives to confer with representatives of First Guaranty and report the general status of its ongoing operations at such times as First Guaranty may reasonably request.  Premier will promptly notify First Guaranty of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Premier or any Premier Subsidiary.  Any information provided pursuant to this Section 6.2 will be subject to the Confidentiality Agreement and may only be used to facilitate the transactions contemplated hereby.
6.2.2. Premier and First Guaranty shall meet on a regular basis to discuss and plan for the conversion of Premier's data processing and related electronic informational systems to those used by First Guaranty Bank, which planning shall include, but not be limited to, discussion of the possible termination by Premier of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by Premier in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Premier shall not be obligated to take any such action prior to the Effective Time and, unless Premier otherwise agrees, no conversion shall take place prior to the Effective Time.  In the event that Premier takes, at the request of First Guaranty Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any fees, expenses or charges, First Guaranty Bank shall pay any such fees, expenses and charges directly to such third parties, and shall indemnify Premier for the costs of taking any action to facilitate the conversion process.
6.2.3. Premier shall provide First Guaranty, substantially contemporaneously with the delivery to the Board of Directors of Premier of the materials for the monthly board meeting (other than materials which Premier is not required to make available to First Guaranty pursuant to Sections 6.3.1 and 6.3.3 of this Agreement), a written list of nonperforming assets as of the prior month end (the term "nonperforming assets," for purposes of this subsection, means (i) all loans ninety (90) days or more past due as of the end of such month, (ii) loans on nonaccrual, and (iii) OREO).  On a monthly basis, Premier shall provide First Guaranty with a credit administration schedule of all loan approvals, loan payoffs, loan pay downs in excess of contractual note payments, loan charge-offs, loans thirty (30) - eighty-nine (89) days past due, loans classified as substandard, doubtful or loss, Loans identified as impaired, loans that are "troubled debt restructurings" as defined in Financial Accounting Standards Board Accounting Standards Codification 310-40, "Troubled Debt Restructuring by Creditors," as updated by Accounting Standards Update 2011-02," and which schedule shall indicate the loan amount, loan type and other material features of the loan. Within 15 days after the end of each month, Premier will deliver to First Guaranty a list and description of loans originated by Premier since the prior month end.
6.2.4. Premier shall promptly inform First Guaranty, to the extent permitted by applicable law, upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of Premier or any Premier Subsidiary under any labor or employment law.
6.3.	Access to Properties and Records.
6.3.1. Subject to Section 12.1 hereof, Premier shall permit First Guaranty and First Guaranty Bank reasonable access upon reasonable notice to its properties and those of the Premier Subsidiaries, and shall disclose and make available to First Guaranty and First Guaranty Bank during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' (other than minutes that discuss any of the transactions contemplated by this Agreement) and stockholders' meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which First Guaranty or First Guaranty Bank may have a reasonable interest; provided, however, that Premier shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in Premier's reasonable judgment, would interfere with the normal conduct of Premier's business or would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or with regard to which disclosure to First Guaranty is prohibited by law or regulation. Premier shall provide and shall request its auditors to provide First Guaranty with such historical financial information regarding it (and related audit reports and consents) as First Guaranty may reasonably request for Securities Law disclosure purposes.  First Guaranty and First Guaranty Bank shall use commercially reasonable efforts to minimize any interference with Premier's regular business operations during any such access to Premier's property, books and records.
6.3.2. Premier shall permit First Guaranty, at First Guaranty' expense, to cause a "Phase I Environmental Site Assessment" (the "Phase I") (in conformance with American Society for Testing Materials ("ASTM") Standard 1527-13, as amended) to be performed at each branch office and other properties owned by Premier, and, to the extent permitted by any lease governing Premier's lease of any branch, at each branch leased by Premier, at any time prior to the Closing Date, and to the extent such Phase I recommends performance of a Phase II Environmental Site Assessment (the "Phase II") prior to the Closing Date only to the extent that the Phase II is within the scope of additional testing recommended by the Phase I to be performed as a result of a "Recognized Environmental Condition" (as such term is defined by the ASTM) that was discovered in the Phase I and provided that as to any Phase II performed at a Branch which Premier leases the landlord pursuant to the applicable lease has consented to such Phase II if such consent is necessary pursuant to the lease.  Premier will use its commercially reasonable efforts (at no cost to Premier) to obtain such landlord consent.  Prior to performing any Phase II, First Guaranty will provide Premier with a copy of its proposed work plan and First Guaranty will cooperate in good faith with Premier to address any comments or suggestions made by Premier regarding the work plan.  First Guaranty and its environmental consultant shall conduct all environmental assessments pursuant to this Section 6.3.2 at mutually agreeable times and so as to eliminate or minimize to the greatest extent possible interference with Premier's operation of its business, and First Guaranty shall maintain or cause to be maintained reasonably adequate insurance with respect to any assessment conducted hereunder. First Guaranty shall be required to restore each property to substantially its pre-assessment condition. All costs and expenses incurred in connection with any Phase I or Phase II and any restoration and clean up, shall be borne solely by First Guaranty.
6.3.3. Notwithstanding anything to the contrary contained in this Section 6.3, in no event shall First Guaranty have access to any information that, based on advice of Premier's counsel, would (a) reasonably be expected to waive any material legal privilege, (b) result in the disclosure of any trade secrets of third parties or (c) violate any obligation of Premier with respect to confidentiality so long as, with respect to confidentiality, to the extent specifically requested by First Guaranty, Premier has made commercially reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality; it being understood that First Guaranty shall not conduct any environmental sampling without the prior written consent of Premier, which consent may not be unreasonably withheld or delayed.  All requests made pursuant to this Section 6.3 shall be directed to an executive officer of Premier or such Person or Persons as may be designated by Premier.  All information received pursuant to this Section 6.3 shall be governed by the terms of the Confidentiality Agreement.
6.4.	Financial and Other Statements.
6.4.1. Promptly upon receipt thereof, Premier will furnish to First Guaranty copies of each annual, interim or special internal or external audit of the books of Premier and each Premier Subsidiary made by Premier, its independent auditors or other auditors, and copies of all internal control reports submitted to Premier by auditors in connection with each annual, interim or special internal or external audit of the books of Premier and the Premier Subsidiaries made by its auditors.
6.4.2. Premier will furnish to First Guaranty copies of all documents, statements and reports as it or any Premier Subsidiary shall send to its stockholders, the FDIC, the Texas Department, or any other Governmental Entity or Bank Regulator, except as legally prohibited thereby.
6.4.3. Premier will advise First Guaranty promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of Premier or any Premier Subsidiary.
6.4.4. With reasonable promptness, Premier will furnish to First Guaranty such additional financial data that Premier possesses and as First Guaranty may reasonably request, including without limitation, detailed monthly financial statements and loan reports.
6.5.	Maintenance of Insurance.
Premier shall maintain, and cause the Premier Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business.
6.6.	Disclosure Supplements.
From time to time prior to the Effective Time, Premier will promptly supplement or amend the Premier Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Premier Disclosure Schedule or which is necessary to correct any information in such Premier Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to such Premier Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.
6.7.	Consents and Approvals of Third Parties.
Premier shall use all commercially reasonable efforts, and shall cause each Premier Subsidiary to use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other persons necessary or desirable for the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Premier shall utilize the services of a professional proxy soliciting firm to provide assistance in obtaining the stockholder vote required to be obtained by it hereunder.
6.8.	All Reasonable Efforts.
Subject to the terms and conditions herein provided, Premier agrees to use, and agrees to cause each Premier Subsidiary to use, all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.
6.9.	Failure to Fulfill Conditions.
In the event that Premier determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify First Guaranty.
6.10.	No Solicitation.
6.10.1. Premier shall not, and shall cause the Premier Subsidiaries and the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the "Premier Representatives") not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than First Guaranty) any information or data with respect to Premier or any of the Premier Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Premier is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by Premier or any Premier Representative, whether or not such Representative is so authorized and whether or not such Premier Representative is purporting to act on behalf of Premier or otherwise, shall be deemed to be a breach of this Agreement by Premier.  Premier and Premier Subsidiaries shall, and shall cause each of the Premier Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.
For purposes of this Agreement, "Acquisition Proposal" shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from First Guaranty), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, "Acquisition Transaction" shall mean (A) any transaction or series of transactions, including by way of merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction, involving Premier or any of the Premier Subsidiaries and representing, in the aggregate, twenty-five percent (25%) or more of the assets of Premier and the Premier Subsidiaries on a consolidated basis; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of Premier or any of the Premier Subsidiaries representing, in the aggregate, twenty-five percent (25%) or more of the assets of Premier and the Premier Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the total voting power of Premier or any of the Premier Subsidiaries in the election of directors; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of the total voting power of Premier or any of the Premier Subsidiaries in the election of directors; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.
6.10.2. Notwithstanding Section 6.10.1, Premier may take any of the actions described in clause (ii) of Section 6.10.1 only if, (i) Premier has received a bona fide unsolicited written Acquisition Proposal prior to the Premier Stockholders Meeting that did not result from a breach of this Section 6.10; (ii) the Premier Board of Directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal; (iii) Premier has provided First Guaranty with at least two (2) Business Day's prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to Premier or any of the Premier Subsidiaries or otherwise relating to an Acquisition Proposal, Premier receives from such Person a confidentiality agreement with terms no less favorable to Premier than those contained in the Confidentiality Agreement dated November 18, 2016 with First Guaranty. Premier shall promptly provide to First Guaranty any non-public information regarding Premier or the Premier Subsidiaries provided to any other Person that was not previously provided to First Guaranty, such additional information to be provided no later than forty-eight (48) hours from provision of such information to such other party.
For purposes of this Agreement, "Superior Proposal" shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the Premier Board of Directors determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor (i) would, if consummated, result in the acquisition of at least fifty percent (50%) of the issued and outstanding shares of Premier Common Stock or all, or substantially all, of the assets of Premier and the Premier Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of Premier Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to the Premier Stockholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered, the percentage of the outstanding Premier Common Stock proposed to be acquired, and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (B) is, in light of the other terms of such proposal, more favorable to the Premier Stockholders than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal; provided that, for the purposes of the definition of Superior Proposal, the references to twenty-five percent (25%) in the definition of Acquisition Proposal shall be fifty percent (50%).

6.10.3. Premier shall promptly (and in any event within forty-eight (48) hours) notify First Guaranty in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Premier or any Premier Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications). Premier agrees that it shall keep First Guaranty informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).
6.10.4. Subject to Section 6.10.5, neither the Premier Board of Directors nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to First Guaranty in connection with the transactions contemplated by this Agreement (including the Merger), the Premier Recommendation (as defined in Section 8.1), or make any statement, filing or release, in connection with the Premier Stockholders Meeting or otherwise, inconsistent with the Premier Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Premier Recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause Premier or any of the Premier Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.10.2) or (B) requiring Premier to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.
6.10.5. Notwithstanding Section 6.10.4, at any time prior to the approval of the Merger at the Premier Stockholders Meeting, the Premier Board of Directors may approve or recommend to the stockholders of Premier a Superior Proposal and withdraw, qualify or modify the Premier Recommendation in connection therewith (an "Premier Subsequent Determination") after the third (3rd) Business Day following First Guaranty's receipt of a notice (the "Notice of Superior Proposal") from Premier advising First Guaranty that the Premier Board of Directors has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.10) constitutes a Superior Proposal (it being understood that Premier shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that Premier proposes to accept and the subsequent notice period shall be two (2) Business Days) if, but only if, (i) the Premier Board of Directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor, that the failure to take such actions would be reasonably likely to violate its fiduciary duties to Premier's stockholders under applicable law, and (ii) at the end of such three (3) Business Day period or the two (2) Business Day Period (as the case may be), after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by First Guaranty since its receipt of such Notice of Superior Proposal (provided, however, that First Guaranty shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), the Premier Board of Directors has again in good faith made the determination (A) in clause (i) of this Section 6.10.5, and (B) that such Acquisition Proposal constitutes a Superior Proposal. Notwithstanding the foregoing, the changing, qualifying or modifying of the Premier Recommendation or the making of a Premier Subsequent Determination by the Premier Board of Directors shall not change the approval of the Premier Board of Directors for purposes of causing any applicable "moratorium," "control share," "fair price," "takeover," "interested stockholder" or similar law to be inapplicable to this Agreement and the transactions contemplated hereby and thereby, including the Merger.
6.11.	Board of Directors and Committee Meetings.
Following the receipt of all Regulatory Approvals (without regard to any waiting periods associated therewith), Premier shall permit representatives of First Guaranty or First Guaranty Bank (no more than two) to attend any meeting of its Board of Directors or the Executive and Loan Committees thereof as an observer, subject to the Confidentiality Agreement, provided that Premier shall not be required to permit the representative to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of Premier or during any other matter (i) that the respective Board of Directors has reasonably determined to be confidential with respect to the participation of First Guaranty or First Guaranty Bank, or (ii) that Premier would not be required to disclose under Section 6.3.3 hereof.
6.12.	Certain Premier Employee Benefit Plans.
6.12.1 Premier shall take all necessary actions to terminate the Premier 401(k) Plan immediately prior to the Effective Time.  In connection with the termination of the Premier 401(k) Plan, Premier or First Guaranty following the Effective Time, shall use their best efforts to seek a favorable determination letter from the IRS on the termination of the Premier 401(k) Plan.  As soon as administratively practicable following the receipt of such favorable determination letter, the account balances of all participants and beneficiaries in the Premier 401(k) Plan shall either be distributed to the participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct in accordance with the requirements of the Code and ERISA.  Notwithstanding the foregoing, Continuing Employees may elect to roll over their Premier 401(k) Plan accounts (excluding loans) into any tax-qualified retirement plan of First Guaranty that accepts eligible rollover distributions.  Premier shall adopt the necessary amendment(s) and board resolution(s) to effect the provisions of this Section 6.12.1.
6.12.2 Premier shall terminate any Premier paid time off and/or vacation policy ("Premier PTO Policy") as provided in Premier Disclosure Schedule 4.12.1 immediately prior to the Effective Time.  Any paid time off accrued or earned under the Premier PTO Policy by any employee of Premier or Premier Subsidiary who does not become a Continuing Employee as of the Effective Time shall be paid by Premier immediately prior to the Effective Time, to the extent such payment is required under the Premier PTO Policy.  Premier shall adopt the necessary amendment(s) and board resolution(s) to effect the provisions of this Section 6.12.2.
6.12.3 Premier shall terminate the Premier Stock Option Plan, including all underlying award agreements, as of the Effective Time.
ARTICLE VII
COVENANTS OF FIRST GUARANTY
7.1.	Conduct of Business.
During the period from the date of this Agreement to the Effective Time, except with the written consent of Premier, which consent will not be unreasonably withheld, conditioned or delayed, First Guaranty will, and it will cause First Guaranty Bank to, use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would: (i) adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals; (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement; or (iii) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.
7.2.	Disclosure Supplements.
From time to time prior to the Effective Time, First Guaranty will promptly supplement or amend the First Guaranty Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such First Guaranty Disclosure Schedule or which is necessary to correct any information in such First Guaranty Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to such First Guaranty Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.
7.3.	Consents and Approvals of Third Parties.
First Guaranty shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the transactions contemplated by this Agreement.
7.4.	All Reasonable Efforts.
Subject to the terms and conditions herein provided, First Guaranty agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. First Guaranty shall not, and shall not permit First Guaranty Bank to, take any action or knowingly fail to take any reasonable action that would, or would be reasonably likely to, prevent, impede, or delay the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
7.5.	Failure to Fulfill Conditions.
In the event that First Guaranty determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Premier.
7.6.	Employee Benefits.
7.6.1 Except as otherwise provided in this Agreement, First Guaranty will review all the Premier Compensation and Benefit Plans to determine whether to maintain, terminate or continue such plans after the Effective Time.  In the event that any Premier  Compensation and Benefit Plan is frozen or terminated by First Guaranty, First Guaranty will use best efforts so that former employees of Premier who become employees of First Guaranty or First Guaranty Bank after the Effective Time ("Continuing Employees") who were participants in such plan will become eligible to participate in any benefit plan of First Guaranty of similar character (to extent that one exists, other than any First Guaranty non-qualified deferred compensation plan, employment agreement, change in control agreement or equity incentive plan or other similar-type of arrangement).  Continuing Employees who become participants in a benefit plan of First Guaranty shall, for purposes of determining eligibility for and any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes) be given credit for meeting eligibility and vesting requirements in such plans for service as an employee of Premier or any predecessor thereto prior to the Effective Time, provided, however, that credit for prior service shall be given under the First  Guaranty ESOP only for purposes of determining eligibility to participate in such plan and not for vesting purposes.  This Agreement shall not be construed to limit the ability of First Guaranty or First Guaranty Bank to terminate the employment of any Premier or Premier Subsidiary employee or to review any Premier Compensation and Benefit Plan from time to time and to make such changes (including terminating any such plan) as they deem appropriate.

7.6.2 In the event of any termination of any Premier health plan or consolidation of any such plan with any First Guaranty or First Guaranty Bank health plan, First Guaranty shall make available to Continuing Employees and their eligible dependents employer-provided health coverage on the same basis as it provides such coverage to First Guaranty employees.  Unless a Continuing Employee affirmatively terminates coverage under a Premier health plan prior to the time that such Continuing Employee becomes eligible to participate in the First Guaranty health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the Premier health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of First Guaranty and their dependents.  In the event of a termination or consolidation of any Premier health plan, terminated Premier employees and qualified beneficiaries will have the right to continued coverage under group health plans of First Guaranty in accordance with COBRA.
7.6.3 First Guaranty agrees to take all such actions related to the Premier 401(k) Plan as stated in Section 6.12.1 of this Agreement.
7.7.	Directors and Officers Indemnification and Insurance; Cyber Security Insurance.
7.7.1. First Guaranty shall maintain, or shall cause First Guaranty Bank to maintain, in effect for six (6) years following the Effective Time, the current directors' and officers' liability insurance policies maintained by Premier (provided, that First Guaranty may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall First Guaranty be required to expend pursuant to this Section 7.7.1, in the aggregate for such policy or policies, more than two hundred twenty-five percent  (225%) of the annual cost currently expended by Premier with respect to such insurance (the "Maximum Amount"); provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, First Guaranty shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount. In connection with the foregoing, Premier agrees in order for First Guaranty to fulfill its agreement to provide directors and officers liability insurance policies for six (6) years to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims.
7.7.2. First Guaranty shall maintain, or shall cause First Guaranty Bank to maintain, in effect for three (3) years following the Effective Time, the current cyber security insurance policies maintained by Premier (provided, that First Guaranty may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall First Guaranty be required to expend pursuant to this Section 7.7.2, in the aggregate for such policy or policies, more than two hundred fifty percent  (250%) of the annual cost currently expended by Premier with respect to such insurance (the "Maximum Cyber Amount"); provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Cyber Amount, First Guaranty shall maintain the most advantageous policies of cyber security insurance obtainable for an annual premium equal to the Maximum Cyber Amount. In connection with the foregoing, Premier agrees in order for First Guaranty to fulfill its agreement to provide cyber security liability insurance policies for three (3) years to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims.
7.7.3.  Following the Closing Date and for a period of six (6) years thereafter, First Guaranty shall indemnify, defend and hold harmless the present directors and officers of Premier and Synergy Bank ("Indemnified Parties") against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit or proceeding occurring at or prior to the Closing Date including, but not limited to, the transactions contemplated by this Agreement ("Claims") to the fullest extent that First Guaranty is permitted to indemnify (and advance expenses to) its directors and officers under the laws of the State of Louisiana, First Guaranty's Articles of Incorporation and First Guaranty's Bylaws.
7.7.4. The obligations of First Guaranty provided under this Section 7.7 (except Section 7.7.2) are intended to be enforceable against First Guaranty directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of First Guaranty.  First Guaranty shall pay all reasonable costs, including attorneys' fees, as incurred and in advance of the final disposition of any claim, action, suit, proceeding or investigation by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 7.7 to the fullest extent permitted under applicable law; provided, however such payment of costs shall be immediately reimbursed to First Guaranty by such Indemnified Party if the Indemnified Party is not successful enforcing the indemnity or other obligations provided for in this Section 7.7.
7.8.	Stock Listing.
First Guaranty agrees to list on the Nasdaq (or such other national securities exchange on which the shares of the First Guaranty Common Stock shall be listed as of the Closing Date), subject to official notice of issuance, the shares of First Guaranty Common Stock to be issued in the Merger.
7.9.	Stock and Cash Reserve.
First Guaranty agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of First Guaranty Common Stock and to maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations under this Agreement.
ARTICLE VIII
REGULATORY AND OTHER MATTERS
8.1.	Meeting of Premier Stockholders; Proxy Statement-Prospectus; Merger Registration Statement.
8.1.1.  Premier will (i) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders, which may be an annual meeting, for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in Premier's reasonable judgment, necessary or desirable (the "Premier Stockholders Meeting").  Premier agrees that its obligations pursuant to this Section 8.1.1 shall not be affected by the commencement, public proposal, public disclosure or communication to Premier of any Acquisition Proposal or by any Change of Recommendation (as defined below).  Subject to Section 6.10.4, Premier shall, (i) through Premier's Board of Directors, recommend to its stockholders approval and adoption of this Agreement (the "Premier Recommendation"), (ii) include such recommendation in the Proxy Statement-Prospectus (as defined below) for such Premier Stockholders Meeting and (iii) use commercially reasonable efforts to obtain from the Premier Stockholders a vote approving and adopting this Agreement, including utilizing the services of a professional proxy soliciting firm mutually agreeable to First Guaranty and Premier.
8.1.2. For the purposes (x) of registering First Guaranty Common Stock to be offered to holders of Premier Common Stock in connection with the Merger with the SEC under the Securities Act and (y) of holding the Premier Stockholders Meeting, First Guaranty shall draft and prepare, and Premier shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement-prospectus in the form mailed by Premier to the Premier stockholders, together with any and all amendments or supplements thereto, being herein referred to as the "Proxy Statement-Prospectus").  First Guaranty shall provide Premier and its counsel with appropriate opportunity to review and comment on the Proxy Statement-Prospectus prior to the time it is initially filed with the SEC or any amendments are filed with the SEC. Each of First Guaranty and Premier shall promptly notify the other party upon the receipt of any comments from the SEC or its staff, or any request from the SEC or its staff for amendments or supplements to the Merger Registration Statement or Proxy Statement-Prospectus, as the case may be, shall consult with the other party prior to responding to any such comments or requests or filing any amendment or supplement to the Merger Registration Statement or Proxy Statement-Prospectus, as the case may be, and shall provide the other party with copies of all correspondence between such party and its Representatives on the one hand, and the SEC and its staff on the other hand. First Guaranty shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC.  Each of First Guaranty and Premier shall use their best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and Premier shall thereafter promptly mail the Proxy Statement-Prospectus to its respective stockholders. First Guaranty shall also use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and Premier shall furnish all information concerning Premier and the holders of Premier Common Stock as may be reasonably requested in connection with any such action.
8.1.3. First Guaranty shall, as soon as is practicable, file the Merger Registration Statement with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement.  First Guaranty will advise Premier promptly after First Guaranty receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualifications of the shares of First Guaranty Common Stock issuable pursuant to the Merger Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement, or for additional information, and First Guaranty will provide Premier with as many copies of such Merger Registration Statement and all amendments thereto promptly upon the filing thereof as Premier may reasonably request.
8.1.4. Premier and First Guaranty shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  In such event, Premier shall cooperate with First Guaranty in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and First Guaranty shall file an amended Merger Registration Statement with the SEC, Premier shall mail a Proxy Statement-Prospectus to Premier's stockholders.
8.1.5. Notwithstanding anything to the contrary stated above, prior to filing and mailing, as applicable, the Merger Registration Statement or Proxy Statement-Prospectus (or any amendment or supplement thereto), or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other party a reasonable opportunity to review and comment on such document or response and shall discuss with the other parties, and include in such document or response, comments reasonably and promptly proposed by the other party. First Guaranty will advise Premier, promptly after First Guaranty receives notice thereof, of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of First Guaranty Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceedings for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement or for additional information.
8.2.	Regulatory Approvals.
The Parties will cooperate with each other and use best efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of, the Bank Regulators and any other Governmental Entities necessary to consummate the transactions contemplated by this Agreement and First Guaranty will make all necessary filings in respect of the required Regulatory Approvals as promptly as practicable after the date hereof; provided, however, that in no event shall First Guaranty be required to agree to any prohibition, limitation, or other requirement that would (a) prohibit or materially limit the ownership or operation by First Guaranty or any First Guaranty Subsidiary of all or any material portion of the business or assets of Premier or any Premier Subsidiary, (b) compel First Guaranty or any First Guaranty Subsidiary to dispose of or hold separate all or any material portion of the business or assets of Premier or any Premier Subsidiary, (c) impose a material compliance burden, penalty or obligation on First Guaranty or any First Guaranty Subsidiary resulting from noncompliance by Premier with its regulatory obligations; or (d) otherwise materially impair the value of Premier and the Premier Subsidiaries to First Guaranty and the First Guaranty Subsidiaries (any such requirement alone, or more than one such requirement together, a "Burdensome Condition").  The Parties will furnish each other and each other's counsel with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made to any Bank Regulator or Governmental Entity in connection with the Merger, and the other transactions contemplated by this Agreement. Premier shall have the right to review, and to the extent practicable to consult with First Guaranty on, the information which appears in any filing made in connection with the transactions contemplated by this Agreement with any Bank Regulator or any Governmental Entity.  First Guaranty shall give Premier and its counsel the opportunity to review, and to the extent practicable to consult with First Guaranty on, each filing prior to its being filed with a Bank Regulator and shall give Premier and its counsel the opportunity to review all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator.
ARTICLE IX
CLOSING CONDITIONS
9.1.	Conditions to Each Party's Obligations under this Agreement.
The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:
9.1.1. Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of Premier.
9.1.2. Injunctions.  None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.
9.1.3. Regulatory Approvals.  All Regulatory Approvals required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals shall have expired.
9.1.4. Effectiveness of Merger Registration Statement.  The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of First Guaranty Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.
9.1.5. Nasdaq Listing.  The shares of First Guaranty Common Stock to be issued in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.
9.2.	Conditions to the Obligations of First Guaranty under this Agreement.
The obligations of First Guaranty under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.7 at or prior to the Closing Date:
9.2.1. Representations and Warranties.  Each of the representations and warranties of Premier set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date); and Premier shall have delivered to First Guaranty a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Premier as of the Effective Time.
9.2.2. Agreements and Covenants.  Premier shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and First Guaranty shall have received a certificate signed on behalf of Premier by the Chief Executive Officer and Chief Financial Officer of Premier to such effect dated as of the Effective Time.
9.2.3. Permits, Authorizations, Etc.  Premier and the Premier Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger, the failure of which to obtain would have a Material Adverse Effect on either Premier or First Guaranty.
9.2.4. Regulatory Approvals.  None of the Regulatory Approvals necessary to consummate the Merger and the transactions contemplated by this Agreement shall include a Burdensome Condition.
9.2.5. Tax Opinion. First Guaranty shall have received an opinion, dated the Closing Date, of Luse Gorman, PC, to the effect that the Merger will constitute a reorganization under Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon customary representations, contained in certificates of officers of First Guaranty and Premier, reasonably satisfactory in form and substance to such counsel.
9.2.6. Certificates. Premier will furnish First Guaranty with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as First Guaranty may reasonably request.
9.2.7. Limitation on Dissenters' Rights. As of the Closing Date, the holders of no more than ten percent (10%) of Premier Common Stock that is issued and outstanding shall have taken the actions required by the TBOC to qualify their Premier Common Stock as Dissenting Shares.
9.3.	Conditions to the Obligations of Premier under this Agreement.
The obligations of Premier under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.6 at or prior to the Closing Date:
9.3.1. Representations and Warranties.  Each of the representations and warranties of First Guaranty set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date); and First Guaranty shall have delivered to Premier a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of First Guaranty as of the Effective Time.
9.3.2. Agreements and Covenants.  First Guaranty shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and Premier shall have received a certificate signed on behalf of First Guaranty by the Chief Executive Officer and Chief Financial Officer of First Guaranty to such effect dated as of the Effective Time.
9.3.3. Permits, Authorizations, Etc.  First Guaranty shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger, the failure of which to obtain would have a Material Adverse Effect on First Guaranty.
9.3.4. Payment of Merger Consideration.  First Guaranty shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide Premier with a certificate evidencing such delivery.
9.3.5. Tax Opinion. Premier shall have received an opinion, dated the Closing Date, of Jackson Kelly PLLC, Charleston, West Virginia, to the effect that the Merger will constitute a reorganization under Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon customary representations, contained in certificates of officers of First Guaranty and Premier, reasonably satisfactory in form and substance to such counsel.
9.3.6 Certificates. First Guaranty will furnish Premier with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as Premier may reasonably request.
ARTICLE X
THE CLOSING
10.1.	Time and Place.
Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place by mail or electronic delivery, or, at the option of the First Guaranty, at the offices of Luse Gorman, PC, 5335 Wisconsin Avenue, Suite 780, Washington, D.C. 20015 at 10:00 a.m. on the Closing Date, or at such other place or time upon which First Guaranty and Premier mutually agree.  A pre-closing of the transactions contemplated hereby (the "Pre-Closing") shall take place by electronic delivery or at the offices of Luse Gorman, PC, 5335 Wisconsin Avenue, Suite 780, Washington, D.C. 20015 at 10:00 a.m. on the day prior to the Closing Date.
10.2.	Deliveries at the Pre-Closing and the Closing.
At the Pre-Closing there shall be delivered to First Guaranty and Premier the opinions, certificates, and other documents and instruments required to be delivered at the Closing under Article IX hereof. At or prior to the Closing, First Guaranty shall deliver the Merger Consideration as set forth under Section 9.3.4 hereof.
ARTICLE XI
TERMINATION, AMENDMENT AND WAIVER
11.1.	Termination.
This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the stockholders of Premier:
11.1.1. At any time by the mutual written agreement of First Guaranty and Premier;
11.1.2. By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within thirty (30) days after written notice of such breach by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by Premier) or Section 9.3.1 (in the case of a breach of a representation or warranty by First Guaranty);
11.1.3. By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by Premier) or Section 9.3.2 (in the case of a breach of covenant by First Guaranty);
11.1.4. At the election of either party, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by First Guaranty and Premier; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party's material breach of any representation, warranty, covenant or other agreement contained in this Agreement;
11.1.5. By either party, if the stockholders of Premier shall have voted at the Premier Stockholders Meeting (as it may be adjourned and reconvened) and such vote shall not have been sufficient to approve the Merger or this Agreement;
11.1.6. By either party if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, (ii) any Bank Regulator whose approval or nonobjection is required in connection with this Agreement and the transactions contemplated hereby has stated in writing that it will not issue the required approval or nonobjection, or (iii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable;
11.1.7. By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 11.1.4 of this Agreement;
11.1.8. By First Guaranty, (i) if Premier shall have breached its obligations under Section 6.10 or 8.1 of this Agreement or (ii) if the Premier Board of Directors does not publicly recommend in the Proxy Statement-Prospectus for the Premier Stockholders Meeting that the Premier Stockholders approve and adopt this Agreement or if, after making the Premier Recommendation in the Proxy Statement-Prospectus for the Premier Stockholders Meeting, the Premier Board of Directors makes a Premier Subsequent Determination;
11.1.9. By First Guaranty if Premier has received a Superior Proposal and the Board of Directors of Premier has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, withdrawn its recommendation of this Agreement, has failed to make such recommendation or has modified or qualified its recommendation in a manner adverse to First Guaranty; or
11.1.10. By the Board of Directors of Premier if Premier has received a Superior Proposal and the Board of Directors of Premier has made a determination to accept such Superior Proposal.
11.1.11. By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event that the other party suffers a Material Adverse Effect.
11.2.	Effect of Termination.
11.2.1. In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that the provisions of Sections 11.2, 12.1, 12.2, 12.3, 12.4, 12.5, 12.6, 12.9, 12.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.
11.2.2. If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:
(A)
Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(B)
In the event of a termination of this Agreement because of a Willful Breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys' fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.  Moreover, no party shall be relieved of liability for fraud.

(C)
As a condition of First Guaranty's willingness, and in order to induce First Guaranty to enter into this Agreement, and to reimburse First Guaranty for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, Premier hereby agrees to pay First Guaranty, and First Guaranty shall be entitled to payment of, a fee of $500,000 (the "First Guaranty Fee"), within three Business Days after written demand for payment is made by First Guaranty, following the occurrence of any of the events set forth below:

(i) Premier terminates this Agreement pursuant to Section 11.1.10 or First Guaranty terminates this Agreement pursuant to Section 11.1.8 or 11.1.9; or
(ii) The entering into a definitive agreement by Premier relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving Premier within twelve (12) months after the occurrence of any of the following: (i) the termination of the Agreement by First Guaranty pursuant to Section 11.1.2 or 11.1.3 because of a Willful Breach by Premier or any Premier Subsidiary; or (ii) the failure of the stockholders of Premier to approve this Agreement after the occurrence of an Acquisition Proposal.
(D)
The right to receive payment of the First Guaranty Fee under Section 11.2.2(C) will constitute the sole and exclusive remedy of First Guaranty against Premier and its Subsidiaries and their respective officers and directors with respect to a termination listed under Section 11.2.2(C)(i) or (ii).

(E)	First Guaranty shall be reimbursed by Premier for all fees, costs and other expenses incurred by First Guaranty in connection with enforcing its right to the First Guaranty Fee.
"Willful Breach" shall mean a material breach that is a consequence of an act undertaken by a party with the Knowledge that the taking of the act would, or under circumstances in which the party should reasonably have known  would be expected to, cause a breach of this Agreement.

(F) As an inducement for Premier to enter into this Agreement, and to reimburse Premier for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, First Guaranty agrees to pay Premier, and Premier shall be entitled to a payment of, a fee of $500,000, within three Business Days after written demand for payment is made by Premier, in the event First Guaranty  unilaterally decides not to proceed with effectuating the Merger after: (i) the Agreement has been approved by the stockholders of Premier by such vote as is required under the TBOC and Premier's articles of incorporation and bylaws, and (ii) Premier has satisfied each of the conditions set forth in Section 9.2 hereof. The fee pursuant to this Section 11.2.2(F) does not limit Premier's remedies as provided for in Section 12.11 of this Agreement.
(G) As an inducement for First Guaranty to enter into this Agreement, and to reimburse First Guaranty for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, Premier agrees to pay First Guaranty, and First Guaranty shall be entitled to a payment of, a fee of $500,000, within three Business Days after written demand for payment is made by First Guaranty, in the event Premier unilaterally decides not to proceed with effectuating the Merger after: (i) the Agreement has been approved by the stockholders of Premier by such vote as is required under the TBOC and Premier's articles of incorporation and bylaws, and (ii) First Guaranty has satisfied each of the conditions set forth in Section 9.3 hereof; provided, however, for the sake of clarity, First Guaranty shall not be entitled to receive, and shall not receive, both the fee pursuant to this Section 11.2.2(G) and the First Guaranty Fee, pursuant to Section 11.2.2(C). The fee pursuant to this Section 11.2.2(G) does not limit First Guaranty's remedies as provided for in Section 12.11 of this Agreement.
11.3.	Amendment, Extension and Waiver.
Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the stockholders of Premier), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the stockholders of Premier, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or value, or changes the form of, the Merger Consideration to be delivered to Premier's stockholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Any termination of this Agreement pursuant to Article XI may only be effected upon a vote of a majority of the entire Board of Directors of the terminating party.
ARTICLE XII
MISCELLANEOUS
12.1.	Confidentiality.
Except as specifically set forth herein, First Guaranty and Premier mutually agree to be bound by the terms of the confidentiality agreement dated November 18, 2016 (the "Confidentiality Agreement") previously executed by the parties hereto, which Confidentiality Agreement, is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with its respective terms, notwithstanding the termination of this Agreement.
12.2.	Public Announcements.
Premier and First Guaranty shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither Premier nor First Guaranty nor First Guaranty Bank shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto.
12.3.	Survival.
All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time, including but not limited to Sections 2.8, 3.2.2 through 3.2.8, 6.2.2, 7.7, 7.8, 12.1 and 12.11.
12.4.	Notices.
All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or electronic mail (e-mail), upon written confirmation of receipt by facsimile or e-mail, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, with confirmation of receipt, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.
All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
If to Premier, to:	J. Douglas Sanders President and Chief Executive Officer Premier Bancshares, Inc. 2333 Gravel Drive Fort Worth, Texas 76118 Email: dsanders@synergybank.com

With required copies to:	Bruce W. McGee, Esq. Whitaker Chalk Swindle & Schwartz, PLLC 301 Commerce Street, Suite 3500 Fort Worth, Texas 76102 Fax: (817) 878-0501 Email: bmcgee@whitakerchalk.com

If to First Guaranty, to:	Alton B. Lewis, Jr. Vice Chairman of the Board, President and Chief Executive Officer First Guaranty Bancshares, Inc. 400 East Thomas Street Hammond, Louisiana 70401 Email: ablewis@fgb.net

With required copies to:	Benjamin M. Azoff, Esq. Luse Gorman, PC 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015 Fax: (202) 362-2902 Email: bazoff@luselaw.com or such other address as shall be furnished in writing by any party.
12.5.	Parties in Interest.
This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party.  Except for the provisions of Article III this Section 12.5 and as otherwise specifically provided in Section 7.7, which is intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, and his or her heirs and representatives, this Agreement, including the documents and instruments referred to in this Agreement, is not intended and does not to confer upon any Person, other than the parties to this Agreement, any rights or remedies under this Agreement.
12.6.	Complete Agreement.
This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement) between the parties, both written and oral, with respect to its subject matter.
12.7.	Counterparts.
This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.  A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.
12.8.	Severability.
In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
12.9.	Governing Law.
This Agreement shall be governed by the laws of the State of Louisiana, without giving effect to its principles of conflicts of laws.
12.10.	Interpretation.
When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.  The recitals hereto constitute an integral part of this Agreement.  References to Sections include subsections, which are part of the related Section (e.g., a section numbered "Section 5.5.1" would be part of "Section 5.5" and references to "Section 5.5" would also refer to material contained in the subsection described as "Section 5.5.1").  The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".  The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
12.11.	Specific Performance.
The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions thereof in the State of Louisiana, this being in addition to any other remedy to which they are entitled at law or in equity.  Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party's seeking or obtaining such injunctive relief.  In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal or state court located in the State of Louisiana in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a federal or state court located in the State of Louisiana.
12.12.	Waiver of Jury Trial.
EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

IN WITNESS WHEREOF, First Guaranty and Premier have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

First Guaranty Bancshares, Inc.

By: /s/ Alton B. Lewis, Jr.
Alton B. Lewis, Jr.
President and Chief Executive Officer

Premier Bancshares, Inc.

By: /s/ J. Douglas Sanders
J. Douglas Sanders
President and Chief Executive Officer